Exhibit (a)(1)(a)

NEOMAGIC CORPORATION

OFFER TO AMEND

CERTAIN OUTSTANDING WARRANTS

June 28, 2007

NEOMAGIC CORPORATION

Offer to Amend Certain

Outstanding Warrants

This offer and withdrawal rights will expire at 4:00 p.m., Pacific Time, on July 27, 2007 unless we extend them.

By this offer, we are giving all eligible warrantholders who hold certain outstanding eligible warrants to purchase shares of our common stock the right to amend such warrants so that the amended warrant will be exercisable at any time on or after the effective date of the amendment, but will only be net exercisable (we refer to such amended Warrant generally as the “Amended Warrant”). Specifically, by accepting this offer (we refer to this generally as the “offer” or “Offer to Amend”), eligible warrants will be amended so that they will be immediately exercisable, but will no longer be exercisable on a cash basis. Each eligible warrantholder holding eligible warrants will be provided with an addendum (referred to as the “Addendum”) setting forth a list of his or her eligible warrants.

You are an “eligible warrantholder” only if you are a holder or a permitted transferee of a warrant to purchase Common Stock of NeoMagic Corporation (referred to as NeoMagic, the Company, we, our or us) that was originally issued by the Company on December 6, 2006 and was registered with the Securities and Exchange Commission under a Registration Statement on Form S-3 (Registration No. 333-133088), filed with the Commission on April 7, 2006.

A warrant to purchase common stock is eligible to be amended into an Amended Warrant under this offer only if each of the following conditions is met:

•	the warrant was originally issued by NeoMagic on December 6, 2006 in connection with an equity financing on such date;

•	the warrant is outstanding as of the last date on which this offer remains open for acceptance; and

•	the warrant is held by an eligible warrantholder.

If you participate in this offer, you agree to amend all of your eligible warrants so that you will no longer be able to cash exercise such warrants, but can only net exercise the warrant for shares. In addition, the Amended Warrant will be immediately exercisable.

Each Amended Warrant will come into effect as of the date that this offer expires. Each Amended Warrant will reflect the same number of shares of common stock that would have been received upon exercise of the eligible warrants before the amendment.

The offer is not conditioned upon a minimum number of the outstanding eligible warrants being tendered for cancellation, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.

If you elect to accept the offer with respect to your eligible warrants and tender an executed warrant amendment as described in this Offer to Amend and if your warrants are accepted for amendment, we will countersign the warrant amendment and send it to you. This will amend your eligible warrants, which thereafter will be Amended Warrants as described above.

You will receive paperwork reflecting the amendment shortly following the date we accept your eligible warrants for amendment.

Our common stock is traded on the Nasdaq Global Market under the symbol “NMGC.” On June 27, 2007, the closing price of our common stock was $3.40 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks that you should consider before participating in this offer.

-ii-

IMPORTANT

If you decide to participate in this offer, you must complete and sign the attached election form and warrant amendment and fax both to Charlotte Willson, at fax number (408) 988-7030, or deliver them (by hand or overnight courier) to Charlotte Willson at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054 before 4:00 p.m., Pacific Time, on July 27, 2007. Only responses that are complete, signed and actually received by Ms. Willson by the deadline will be accepted. We intend to confirm the receipt of your election form, warrant amendment and/or any Withdrawal Form by e-mail within two (2) business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form, warrant amendment and/or any withdrawal form.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the offer or requests for additional copies of this Offer to Amend and the other offer to amend warrant documents to Charlotte Willson, NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3965.

Offer to Amend dated June 28, 2007.

You should rely only on the information contained in this Offer to Amend or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to amend eligible warrants in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to warrantholders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Amend summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

-iii-

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		1

RISKS OF PARTICIPATING IN THE OFFER		9

THE OFFER		21
1.	Eligibility	21
2.	Number of Warrants; Expiration Date	21
3.	Purpose of the Offer	21
4.	Procedures for Electing to Amend Warrants	23
5.	Withdrawal Rights and Change of Election	24
6.	Acceptance of Warrants for Amendment and Amendment of Tendered Eligible Warrants	25
7.	Conditions of the Offer	26
8.	Price Range of Shares Underlying the Warrants	28
9.	Source and Amount of Consideration; Terms of Amended Warrants	29
10.	Information Concerning NeoMagic	30
11.	Interests of Directors and Executive Officers and Affiliates; Transactions and Arrangements Concerning the Warrants	32
12.	Status of Warrants Amended by Us in the Offer; Accounting Consequences of the Offer	32
13.	Legal Matters; Regulatory Approvals	32
14.	Material U.S. Federal Income Tax Consequences	32
15.	Extension of Offer; Termination; Amendment	33
16.	Fees and Expenses	34
17.	Additional Information	34
18.	Financial Statements	35
19.	Miscellaneous	35

SCHEDULE A	Information Concerning the Directors and Executive Officers of NeoMagic	A-1

SCHEDULE B	Financial Statements of NeoMagic	B-1

-i-

SUMMARY TERM SHEET AND Q&A

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from Douglas R. Young dated June 28, 2007, and the election, warrant amendment and Withdrawal Forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for you, if you are an eligible warrantholder, to agree to the amendment of certain of your outstanding eligible warrants. Such amendment will provide that you will be able to exercise the Amended Warrant at any time during its term, but you will only be able to exercise your warrant on a net exercise basis. You will no longer be able to exercise your warrant for cash. By agreeing to amend your eligible warrants, you help the Company avoid the unfavorable accounting consequences discussed in Section 12 below, and as further described in the following questions and answers, in the Addendum and in the remainder of this Offer to Amend document and the other offer documents.

Terms Used in This Offer

The following are some terms that are frequently used in this Offer to Amend document.

•

“Addendum” refers to the document that will be provided to each person who holds eligible warrants. The Addendum will list eligible warrants, all of which were originally issued on December 6, 2006 and have an exercise price of $5.20 per share.

•	“Amended Warrants” refers to the eligible warrants that are amended pursuant to this offer.

•

“amendment date” refers to the expiration date. This is the date when eligible warrants will be amended. We expect that the amendment date will be July 27, 2007, unless the offer is extended. If the expiration date is extended, then the amendment date will be similarly extended.

•	“eligible warrantholder” refers to a holder of eligible warrants.

•	“eligible warrants” refers to all warrants that may be amended pursuant to this offer, as described in Q&A 4 and Section 1 of the Offer to Amend document.

•	“executive officers” refers to those officers of NeoMagic listed on Schedule A to this Offer to Amend, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•

“expiration date” refers to the date that this offer expires. The expiration date will be July 27, 2007 at 4:00 p.m., Pacific Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 28, 2007 and end at 4:00 p.m., Pacific Time, on July 27, 2007, unless the offer is extended.

Q2.	What is a “net exercise”?

A2.	A “net exercise” (also referred to as a “cashless exercise” or a “net share settlement”) is described in Section 10(b) of your eligible warrants. Rather than paying cash equal to the exercise price of the underlying shares of common stock being exercised, you instead surrender the warrant to NeoMagic and receive in exchange a number of shares of common stock having a fair market value on the date of exercise equal to the spread between the aggregate fair market value on the date of exercise of the shares with respect to which the warrant is being exercised and the aggregate exercise price of such shares.

Q3.	How is a “net exercise” different from a “cash exercise”?

A3.	When you engage in a net exercise (as described in Q2/A2), you will receive fewer shares than you would if you had instead done a cash exercise. In essence, you will have used some of the exercised shares to satisfy payment of the exercise price by surrendering them to the Company. Thus, you only receive a number of shares equal to (i) the number of shares exercised, LESS (ii) the number of shares that were surrendered to the Company. This is why it is referred to as a “net” exercise.

On the other hand, when you engage in a net exercise, you do not have to come up with any cash to pay the exercise price.

Q4.	Who is eligible to participate in this offer?

A4.	You may participate in this offer if you are a holder or permitted transferee of a warrant to purchase the Company’s Common Stock that was originally issued by the Company on December 6, 2006 in connection with an equity financing on such date.

Q5.	Which warrants are eligible for amendment in this offer?

A5.	A warrant to purchase common stock is eligible for amendment (an “eligible warrant”) under this offer only if each of the following conditions is met:

•	the warrant is a warrant to purchase the Company’s Common Stock that was originally issued by the Company on December 6, 2006;

•	the warrant is still outstanding (i.e., has not been exercised) as of the last date on which this offer remains open for acceptance; and

•	the warrant is held by an eligible warrantholder.

Q6.	How do I participate in this offer?

A6.	If you choose to participate in this offer, you must do the following before 4:00 p.m., Pacific Time, on July 27, 2007 (the expiration date):

1.	Properly complete, sign and date the attached Election Form.

2.	Properly complete and sign the attached Agreement to Amend Warrants (the “Warrant Amendment”).

3.	Fax the completed and signed Election Form and Warrant Amendment to Charlotte Willson, at fax number (408) 988-7030 or send it via overnight courier or hand deliver it to her at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054 for receipt before 4:00 p.m., Pacific Time, on July 27, 2007. Only responses that are complete, signed and actually received by Ms. Willson by the deadline will be accepted. THERE IS NO NEED TO SEND YOUR ELIGIBLE WARRANTS TO US. If you participate in this offer, you will be required to agree to the amendment of all your eligible warrants. To help you determine your outstanding eligible warrants and give you the tools to make an informed decision, we have provided you with an Addendum listing your eligible warrants.

This is a one-time offer. We reserve the right to reject any Election Forms or Warrant Amendments that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly completed documents promptly after the expiration of this offer. (See Section 4)

Your election to participate becomes irrevocable after 4:00 p.m., Pacific Time, on July 27, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Only responses that are complete, signed and actually received by Charlotte Willson by the deadline will be accepted. The delivery of all documents, including Election Forms and the Warrant Amendments, is at your risk. We intend to confirm the receipt of your Election Form, Warrant Amendment and/or any Withdrawal Form by e-mail within two (2) U.S. business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form, Warrant Amendment and/or any Withdrawal Form.

Q7.	Why is NeoMagic making this offer?

A7.	We are making this offer in order to avoid unintended and unfavorable accounting consequences to the Company related to the eligible warrants. However, because the adverse accounting consequences could have an adverse impact on the trading price of our common stock, we believe that it is also in the best interests of the holders of eligible warrant to amend them, since the value of the warrants is directly related to the value of the underlying common stock.

For further discussion, see Section 3.

Q8.	If I decide to participate in the offer, what will happen to my current eligible warrants?

A8.	If you elect to participate in the offer and have all of your eligible warrants amended, your eligible warrants will be amended on the same day as the expiration date. The amendment date will be July 27, 2007, unless the offer period is extended. As of that date, you will be able to exercise your eligible warrant pursuant to its amended terms. (See Section 6)

Q9.	If I elect to amend my eligible warrants, how will it affect my rights?

A9.	Here is a hypothetical example to illustrate the changes in your rights.

Assume it is December 15, 2007 and you hold an eligible warrant to purchase 100,000 shares of common stock with an exercise price equal to $5.20 per share. Further assume that the market value of the Common Stock is $10.40 per share on December 15, 2007. If you elect to amend your eligible warrants in this offer, under each Amended Warrant, you will only be able to net exercise your warrant. Thus, if you decided to exercise your Amended Warrant in full based on the facts above, you would receive 50,000 shares of Common Stock upon such net exercise of your Amended Warrant. This is because 50,000 of the exercised shares (having a value in this hypothetical of $520,000, which is 50,000 shares x $10.40 per share) would have been surrendered to the Company to pay the exercise price of $520,000. If you had not agreed to amend your warrants, you would have been able to pay the Company $520,000 in cash and would have received 100,000 shares of Common Stock.

Q10.	When will I receive my amendment reflecting my Amended Warrants?

A10.	We will amend the eligible warrants tendered in this offer on the same date on which this offer expires. We expect the amendment date will be July 27, 2007. If the expiration date is delayed, the amendment date will be similarly delayed. (See Section 6)

We will send you the fully executed Warrant Amendment reflecting your Amended Warrants.

Q11.	Am I required to participate in this offer?

A10.	No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must agree to amend all of your eligible warrants. (See Section 2)

Q12.	If I decide not to participate in the offer, what will happen to my eligible warrants?

A12.	Nothing will happen to your eligible warrants. However, if you do not elect to participate in this offer, all of your eligible warrants will be treated as a liability on the Company’s balance sheet and will therefore have negative accounting consequences for the Company as described above. (See Section 12)

Q13.	What will be the exercise price of my Amended Warrants?

A13.	The Amended Warrants will have the same exercise price per share as the original eligible warrants, which is currently $5.20 per share (subject to adjustment as provided in the warrants).

Q14.	What are the tax consequences to my participation in the offer?

A14.

The amendment of eligible warrants pursuant to the offer is intended to qualify as a tax-free recapitalization for U.S. federal income tax purposes. Holders of eligible warrants that participate in the offer generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the amendments. See “Material U.S. Federal Income Tax Consequences” beginning on page 33 of this offer. This offer does not address the tax consequences of the amendment of eligible warrants pursuant to state and local laws or the laws of any non-U.S. jurisdiction. Accordingly, you are encouraged to consult your own tax advisors because tax matters can be complicated, and the tax consequences of the offer to you will depend upon your own situation.

Q15.	If I hold multiple eligible warrants, can I choose which warrants I want to amend?

A15.	No. This offer is being made on an “all or nothing” basis. This means that if you choose to amend any of your eligible warrants, you must agree to amend all of your eligible warrants. If you have exercised a portion of an eligible warrant, your election will apply to the portion that remains outstanding and unexercised. (See Section 2)

Q16.	Once I have agreed to participate in the offer, is there anything I must do to receive the Amended Warrants?

A16.	Once you have agreed to participate in this offer and completed and submitted the appropriate Election Form and Warrant Amendment, there is nothing that you must do to receive your Amended Warrants. Your eligible warrants will be amended effective as of the date the offer expires.

Q17.	How will NeoMagic confirm to me that my Election Form and Warrant Amendment or Withdrawal Form has been received?

A17.	We intend to confirm the receipt of your Election Form and Warrant Amendment or any Withdrawal Form by e-mail within two (2) business days. If you have not received an e-mail confirmation, you must confirm that we have received your documents.

Q18.	Can I exchange shares of NeoMagic common stock that I acquired upon exercise of other warrants?

A18.	No. This offer relates only to outstanding eligible warrants. You may not exchange shares of NeoMagic common stock acquired pursuant to the exercise of a warrant or otherwise in this offer. (See Section 2)

Q19.	What will be the financial accounting impact to the Company of amending eligible warrants?

A19.	Under current accounting rules, following the amendment of warrants as contemplated by this offer, the Amended Warrants will be treated as equity (rather than a liability) on the Company’s balance sheet.

Q20.	Will the terms and conditions of my Amended Warrants be the same as my eligible warrants?

A20.	No. The Amended Warrants may not be exercised for cash. However, you will be permitted to net exercise the Amended Warrants at any time prior to their expiration. All other terms and conditions of the Amended Warrants will remain the same as those of your eligible warrants.

Q21.	What happens to my warrants if I do not turn my Election Form and Warrant Amendment in by the deadline, choose not to participate or my warrants are not accepted for amendment?

A21.	If we do not receive your Election Form and Warrant Amendment by the deadline, you choose not to participate or your warrants are not accepted for amendment, your existing warrants will (1) remain outstanding until they expire by their terms, and (2) retain their current terms, including (without limitation) a cash exercise feature.

Q22.	What if NeoMagic is acquired by another company?

A22.	Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity before the expiration of the offer, you may choose to withdraw your warrants from the offer and your warrants will be treated in accordance with the terms of your original warrant agreement. Further, if NeoMagic is acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your warrants and your rights under them will remain intact and exercisable for the time period set forth in your warrant agreement and you will receive no Amended Warrants. If NeoMagic is acquired before the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the Amended Warrants, including any adjustments to the exercise price or number of shares that will be subject to the Amended Warrants. Under such circumstances, we expect that the type of security and the number of shares covered by each Amended Warrant and the exercise price of each Amended Warrant would be adjusted based on the consideration per share given to holders of warrants to acquire our common stock that are outstanding in connection with the acquisition. As a result of this adjustment, you may receive warrants for more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible warrants that you elect to amend or than the number you would have received pursuant to an Amended Warrant if no acquisition had occurred.

If we are acquired after your warrants have been accepted and amended, the treatment of your Amended Warrants in such a transaction will be governed by the terms of the transaction agreement and your Amended Warrant agreement. (See Section 9)

Q23.	How does NeoMagic determine whether a warrant has been properly tendered for amendment?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any warrants tendered for amendment that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered warrants that are not validly withdrawn, subject to the terms of this offer. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 4)

Q24.	Will I receive an amendment to my eligible warrants tendered in this offer?

A24.	Yes. All Amended Warrants will be represented by your existing warrant agreement with NeoMagic, plus a Warrant Amendment agreement between you and NeoMagic. (See Section 9)

Q25.	Are there any conditions to this offer?

A25.	Yes. The implementation of this offer is not conditioned upon a minimum number of eligible warrants being tendered. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q26.	If you extend the offer, how will you notify me?

A26.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q27.	How will you notify me if the offer is changed?

A27.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next business day following the day we change the offer. (See Sections 2 and 15)

Q28.	Can I change my mind and withdraw from this offer?

A28.	Yes. You may change your mind after you have submitted an Election Form and Warrant Amendment and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. (See Section 5)

Q29.	How do I withdraw my election?

A29.	To withdraw your election, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Withdrawal Form.

2.	Fax the completed and signed Withdrawal Form to Charlotte Willson, at fax number (408) 988-7030 or send it via overnight courier or hand deliver it to her at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054 before 4:00 p.m., Pacific Time, on July 27, 2007. Only withdrawals that are complete, signed and actually received by Ms. Willson by the deadline will be accepted.

Q30.	What if I withdraw my election and then decide again that I want to participate in this offer?

A30.

If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form and Warrant Amendment before the expiration date. The new Election Form and Warrant Amendment must be signed and dated after the date of your Withdrawal Form. (See

Question and Answer 32 and Section 5) Keep in mind that you may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. (See Section 5)

Q31.	How should I decide whether or not to agree to the amendment of my eligible warrants?

A31.	The amendment program does involve some risk (see “Risks of Participating in the Offer” on page 9 for information regarding some of these risks). In general, if you plan to exercise your warrants and sell the underlying shares immediately, the net gain to you will be the same, regardless or whether you cash exercise or net exercise. If, however, you intend to exercise your warrants and hold the underlying shares issued upon exercise, the total value that you end up with will be different in a net exercise than in a cash exercise, because you will be holding more shares when you cash exercise. Whether you make money or lose money on the shares held will depend on what happens to the trading price of the common stock. We recommend that you consult with your own personal financial planner or other personal financial, legal and/or tax advisors to help determine if participation in this offer is right for you. (See Section 3)

Q32.	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A32.	For assistance with questions or for additional copies of documents, you should contact:

Charlotte Willson

NeoMagic Corporation

3250 Jay Street

Santa Clara, CA 95054

(408) 486-3965

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2007, filed with the Securities and Exchange Commission (SEC) on June 13, 2007 highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your own personal financial planner or other investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and “plan,” and other similar phrases, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the report referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

There may not be an active, liquid trading market for our common stock.

On February 28, 2005, we received a notice from the Nasdaq Stock Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the Nasdaq Global Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because our common stock had closed below $1.00 per share for 30 consecutive business days. We were given 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of our common stock had to be $1.00 per share or more for a minimum of 10 consecutive business days before August 29, 2005. To regain compliance with the Rule, we effected a five-for-one reverse stock split on August 12, 2005, which brought the closing bid price of our common stock above $1.00. The closing bid price of our common stock has stayed above $1.00 since the reverse stock split occurred.

In December 2006, the Company sold stock and warrants in a registered direct offering. Although the common stock has been accounted for as equity, under accounting rules as interpreted by the SEC, the warrants must be accounted for as a liability on the Company’s balance sheet. See Note 10 of Notes to Consolidated Financial Statements. Based on the Company’s internal estimate of results of operations over the balance of fiscal 2008, absent successful completion of this offer, the Company believes that accounting for the warrants as a liability would be likely to cause the Company’s stockholders’ equity to drop below that required for continued listing on the Nasdaq Global Market by the end of the second quarter of fiscal 2008. The Company has been exploring various alternatives to avoid the delisting of its common stock from the Nasdaq Global Market. At present, the primary (and perhaps the only practicable) alternative in order to avoid potential delisting is to obtain acceptance of this offer from a substantial percentage of holders of eligible warrants. Failure to do so will almost certainly result in our failure to meet the Nasdaq requirements.

If we fail to comply with the continued listing requirements of the Nasdaq Global Market, including the minimum bid price per share requirement and the minimum stockholders’ equity requirement, we will be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the Nasdaq Capital Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq Global Market. If our common stock is no longer listed on the Nasdaq Global Market, the value of your warrants may decrease, and in the event you exercise your warrants, you may not be able to sell your shares quickly, at the market price or at all if trading in our stock is not active.

Even if we do succeed in satisfying the requirements for confirmed listing on the Nasdaq Global Market, due to the low trading volume in our common stock upon exercise of your warrants, it may be difficult or impossible to sell the number of shares that you wish to sell at an acceptable price over a reasonable period of time.

Agreeing to amend your warrants may eliminate potential upside on your investment.

As described above in Q3/A3, agreeing to amend your warrants will eliminate your ability to do a cash exercise. This means that you will not be able to acquire as many shares of common stock upon exercise. Although this has no economic effect on you if you intend to exercise your warrants and sell the underlying shares at the same time, it does effectively reduce the potential upside of your investment if (i) your intention is to exercise your warrants and hold the underlying shares for some period of time, and (ii) during the period that you are holding such shares, the price of NeoMagic common stock increases. However, in any situation (whether it be a cash exercise or net exercise) in which you elect to hold the shares received upon exercise, you are assuming market risk and will lose money if the stock price declines during the post-exercise holding period. Elimination of your ability to effect a cash exercise may also affect your hedging strategy with respect to the underlying common stock and therefore may require you to readjust your current hedged position.

A successful response to the offer may not have the anticipated effect of increasing the price of the common stock.

Although the Company believes that the amendment of a substantial portion of the eligible warrants pursuant to this offer will permit it to maintain the listing of its common stock on the Nasdaq Global Market, this may not be the case if the Company’s anticipated future results of operations and equity financings do not materialize. In addition, even if the Company is successful in maintaining the listing of its common stock on the Nasdaq Global Market, the market may not react to the reclassification of the Amended Warrants from a liability to equity in the favorable manner anticipated by the Company. Accordingly, eligible warrantholders who agree to amend their warrants may not in actuality benefit from an increase in the stock price.

Business-Related Risks

We Expect to Continue to Incur Significant Losses and Consume Cash in Operations

We have been incurring substantial losses and consuming cash in operations as we invest heavily in new product development in advance of achieving significant product sales. This is expected to continue throughout fiscal 2008. Our ability to achieve cash flow breakeven is likely to depend on the success of our MiMagic 6+ and NeoMobileTV products. Even if these new products are successful, we are likely to incur significant additional losses and consume cash in operations during the current fiscal year ending January 27, 2008.

We Need Additional Capital

Given the long cycle times required to achieve design wins, convert customer design wins into production orders, and for customers to achieve volume shipments of their products, we are likely to require additional working capital to fund our business. We believe that our existing capital resources will be sufficient to meet our capital requirements through at least the end of our fiscal year ending January 27, 2008. However, we expect we will need to raise additional capital to fund future operating activities beyond January 27, 2008. Our future capital requirements will depend on many factors, including the rate of net sales growth, timing and extent of spending to support research and development programs in new and existing areas of technology, expansion of sales and marketing support activities, and timing and customer acceptance of new products. Our ability to raise capital and the terms of any financing will depend, in part, on our ability to establish customer engagements and generate sales. These uncertainties raise substantial doubts about the Company’s ability to continue as a going concern. As discussed below, revenue performance is difficult to forecast. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Potential Nasdaq Stock Market Delisting

On February 28, 2005, we received a notice from the Nasdaq Stock Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the Nasdaq Global Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because our common stock had closed below $1.00 per share for 30 consecutive business days. We were given 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of our common stock had to be $1.00 per share or more for a minimum of 10 consecutive business days before August 29, 2005. To regain compliance with the Rule, we effected a five-for-one reverse stock split on August 12, 2005 that brought the closing bid price of our common stock above $1.00. The closing bid price of our common stock has stayed above $1.00 since the reverse stock split occurred.

In December 2006, the Company sold stock and warrants in a registered direct financing. Although the common stock has been accounted for as equity, under accounting rules the warrants must be accounted for as a liability on the Company’s balance sheet. See Note 8 of Notes to Condensed Consolidated Financial Statements. Based on the Company’s internal estimate of results of operations over the balance of fiscal 2008, accounting for the warrants as a liability may cause the Company’s stockholders’ equity to drop below what is required for continued listing on the Nasdaq Global Market by the end of the second quarter of fiscal 2008. The Company is exploring possible alternatives to avoid the delisting of its common stock from the Nasdaq Global Market.

If we fail to comply with the continued listing requirements of the Nasdaq Global Market, including the minimum bid price per share requirement and the minimum stockholders equity requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the Nasdaq Capital Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq Global Market. You may not be able to sell your shares of our stock quickly, at the market price or at all, if trading in our stock is not active.

Our Revenues Are Difficult To Predict

For a variety of reasons, our revenues are difficult to predict and may vary significantly from quarter to quarter. Our ability to achieve design wins depends on a number of factors, many of which are outside of our control, including changes in the customer’s strategic and financial plans, competitive factors and overall market conditions. As our experience demonstrates, design wins themselves do not always lead to production orders because the customer may cancel or delay products for a variety of reasons. Such reasons may include the performance of a particular product that may depend on components not supplied by NeoMagic, market conditions, reorganizations or other internal developments at the customer and changes in customer personnel or strategy. Even when a customer has begun volume production of a product containing our chips, volumes are difficult to forecast because there may be no history to provide a guide, and because market conditions and other factors may cause changes in the customer’s plans. Because of the market uncertainties they face, many customers place purchase orders on a short lead-time basis, rather than providing reliable long-term purchase orders or purchase forecasts.

The difficulty in forecasting revenues increases the difficulty in forecasting our working capital requirements. It also increases the likelihood that we may overproduce particular parts, resulting in inventory charges, or underproduce particular parts, affecting our ability to meet customer requirements. The difficulty in forecasting revenues also restricts our ability to provide forward-looking revenue and earnings guidance to the financial markets and increases the chance that our performance does not match forecasts.

We have a Limited Customer Base

In each of the last three fiscal years, three customers have accounted for over two-thirds of our product revenue. In the first quarter of fiscal 2008, the top three customers accounted for 62%, 12% and 10%, respectively, for a total of 84% of product revenue. In fiscal 2007, the top three customers accounted for 34%, 21%, and 12%, respectively, for a total of 67% of product revenue. In addition, one licensee accounted for 100% of our licensing revenue in fiscal 2006. There was no licensing revenue in fiscal 2007 or in the first quarter of fiscal 2008. We expect that a small number of customers will continue to account for a substantial portion of our product revenue for the foreseeable future. Furthermore, the majority of our sales were historically made, and are expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements. As a result, our business, financial condition and results of operations could be materially adversely affected by one or more customers deciding to stop using our products, or by a decline in the number of handheld devices sold by one or more of our customers.

We May Lose Our Customer Base

Our products are designed to afford the mobile phone and handheld device manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that other future developments in components or subassemblies incorporate one or more of the advantages offered by our products, the market demand for our products may be negatively impacted.

We Face Intense Competition in Our Markets

The market for Applications Processors is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal factors of competition in this market are video and 3D graphics performance, price, features, power consumption, size and customer support. Our ability to compete successfully in the Applications Processor market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality and reliability, price, ramp of production of our products, customer demand and acceptance of more sophisticated multimedia functionality on mobile phones and other handheld devices, end-user acceptance of our customers’ products, market acceptance of competitors’ products and general economic conditions. Our ability to compete will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends.

We compete with both domestic and foreign companies, some of which have substantially greater financial and other resources than us with which to pursue engineering, manufacturing, marketing and distribution of their products. Our principal competitors include Texas Instruments, Renesas, ST Microelectronics and Broadcom as well as a number of vertically integrated electronics firms that are developing their own solutions, such as C&S Technologies and Nexilion. We may also face increased competition from new entrants into the market, including companies currently at developmental stages. We believe we have significant intellectual properties and have historically demonstrated expertise in SOC technology. However, if we cannot timely introduce new products for our market, support these products in customer programs, or manufacture these products, such inabilities could have a material adverse effect on our business, financial condition and operating results.

Some of our current and potential competitors operate their own manufacturing facilities. Since we do not operate our own manufacturing facility and may from time-to-time make binding commitments to purchase products (binding purchase orders totaling $820,000 were outstanding as of April 29, 2007), we may not be able to reduce our costs and cycle time or adjust our production to meet changing demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on our results of operations. In addition, if production levels increase the value of binding purchase orders may increase significantly.

Uncertainty Regarding Future Licensing Revenue

In the third quarter of fiscal 2006, we collected gross licensing revenue of $8.5 million ($5.6 million net of commissions and expenses) from the nonexclusive licensing of all of our patents to Sony Corporation of Tokyo, Japan. We cannot assure you that we will be able to generate any future licensing revenue from our 28 patents or from any future patents that we will own or have the right to license. The licensing agreement with Sony may be the only licensing agreement that we ever complete. Furthermore, if we should in the future complete an agreement to license our patents, we cannot assure you that the licensing revenue we receive from such license will be as significant as the licensing revenue we received from Sony.

We Depend on Qualified Personnel

Our future success depends in part on the continued service of our key engineering, sales, marketing, manufacturing, finance and executive personnel, and our ability to identify, hire and retain additional personnel to serve potential customers in our targeted markets. There is strong competition for qualified personnel in the semiconductor industry, and we cannot assure you that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. We have experienced the loss of personnel both through headcount reductions and attrition. In the past two years we have lost some of our executive management, including Jeffery Blanc (Vice President, Worldwide Sales) and Scott Sullinger (CFO). Although we have announced a new CFO, he is not expected to join the Company until August 6, 2007. We are currently conducting a search for a new Vice President of Worldwide Sales.

All our executive officers are employees “at will”. We have an employment contract with Douglas R. Young, our chief executive officer, that allows us to terminate his employment at any time but requires us to make severance payments depending upon the circumstances surrounding his termination of employment. We do not maintain key person insurance on any of our personnel. If we are not able to maintain key personnel, if our headcount is not appropriate for our future direction, or if we fail to recruit key personnel critical to our future direction in a timely manner, this may have a material adverse effect on our business, financial condition and results of operations.

In addition, our future success will depend in part on our ability to identify and retain qualified individuals to serve on our board of directors. We believe that maintaining a board of directors comprised of qualified members is critical given the current status of our business and operations. Moreover, SEC and Nasdaq Global Market rules require that three independent board members serve on our audit committee. Any inability on our part to identify and retain qualified board members could have a material adverse effect on our business or could lead to the delisting of our securities from the Nasdaq Global Market.

Our Products May be Incompatible with Evolving Industry Standards and Market Trends

Our ability to compete in the future will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends. Unanticipated changes in market trends and industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. As a result, we could be required to invest significant time and resources to redesign our products or obtain license rights to technologies owned by third parties to comply with relevant industry standards and market trends. We cannot assure you that we will be able to redesign our products or obtain the necessary third-party licenses within the appropriate window of market demand. If our products are not in compliance with prevailing market trends and industry standards for a significant period of time, we could miss crucial OEM and ODM design cycles, which could result in a material adverse effect on our business, financial condition and results of operations.

We Depend on New Product Development to Meet Rapid Market and Technological Change

NeoMagic is focused on providing high-performance semiconductor solutions for sale to manufacturers of mobile phones and handheld devices. New product planning is focused on integrated SOC semiconductor products for handheld devices that integrate multimedia technologies such as H.264 video compression, 3D graphics and audio technologies. Our future business, financial condition and results of operations will depend to a significant extent on our ability to develop new products that address these market opportunities. As a result, we believe that we will need to continue to spend significantly for research and development in the future.

We must anticipate the features and functionality that consumers and infrastructure providers will demand, incorporate those features and functionality into products that meet the exacting design requirements of equipment manufacturers, price our products competitively and introduce new products to the market on a timely basis. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability to create or acquire intellectual property, the ability of manufacturing partners to effectively manufacture new products, quality of new products, differentiation of new products from those of our competitors and market acceptance of our products and the products of our customers. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by mobile phone and handheld device manufacturers and consumers, will be successfully developed, or will be introduced within the appropriate window of market demand. We cannot assure you that customers who use our semiconductor products will achieve the levels of market success with their own products that they may project to us.

We regularly incur costs to license or acquire technology from third parties. There is no guarantee of realizing the anticipated value of such expenditures due to changes in other available technologies or market demand. To the extent that we rely on licenses from third parties, there can be no assurance that we will continue to obtain all of the licenses we desire on the terms we consider reasonable or at all.

Because of the complexity of our products, we often have experienced delays in completing development and introduction of new products. If there are delays in production of current products, or in the completion of development of future products, including the products currently under development for introduction over the next 12 to 18 months, our potential future business, financial condition, and results of operations will be materially adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

We Depend on Third-Party Manufacturers to Produce Our Products

Our products require wafers manufactured with state-of-the-art fabrication equipment and techniques. We currently use one third-party foundry for wafer fabrication. We expect that, for the foreseeable future, all of our products will be manufactured at Taiwan Semiconductor Manufacturing Corporation on a purchase-order-by-purchase-order basis. Since, in our experience, the lead time needed to establish a relationship with a new wafer fabrication partner is at least 12 months, and the estimated time for a foundry to switch to a new product line ranges from four to nine months, we may have no readily available alternative source of supply for specific products. In addition to time constraints, switching foundries would require a diversion of engineering manpower and financial resources to redesign our products so that the new foundry could manufacture them. We cannot assure you that we can redesign our products to be manufactured by a new foundry in a timely manner, nor can we assure you that we will not infringe on the intellectual property of our current wafer manufacturer when we redesign our products for a new foundry. A manufacturing disruption experienced by our manufacturing partner, the failure of our manufacturing partner to dedicate adequate resources to the production of our products, or the financial instability of our manufacturing partner would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the transition to the next generation of manufacturing technologies by our manufacturing partner is unsuccessful, our business, financial condition and results of operations would be materially and adversely affected.

We have many other risks because we depend on a third-party manufacturer, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to us; and potential misappropriation of our intellectual property. We are dependent on our manufacturing partner to produce wafers with acceptable quality and manufacturing yields, to deliver those wafers on a timely basis to our third party assembly subcontractors and to allocate a portion of their manufacturing capacity sufficient to meet our needs. Although our products are designed using the process design rules of the particular manufacturer, we cannot assure you that our manufacturing partner will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, we cannot assure you that our manufacturing partner will continue to devote adequate resources to produce our products or continue to advance the process design technologies on which the manufacturing of our products are based.

We Rely on Third-Party Subcontractors to Assemble and Test Our Products

Our products are assembled and tested by third-party subcontractors. We expect that, for the foreseeable future, the vast majority of our products will be packaged and assembled at Amkor Technology on a purchase-order-by-purchase-order basis. We do not have long-term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of our products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if we were required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of our products could have a material adverse effect on our business, financial condition and results of operations.

We May Encounter Inventory Excess or Shortage

To have product inventory to meet potential customer purchase orders, we place purchase orders for wafers from our manufacturer in advance of having firm purchase orders from our customers. We had binding orders for wafers totaling $820,000 outstanding as of April 29, 2007. If we do not have sufficient demand for our products and cannot cancel our current and future commitments without material impact, we may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If we cancel a purchase order, we must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. We must place purchase orders for wafers before we receive purchase orders from our own customers. This limits our ability to react to fluctuations in demand for our products, which can be unexpected and dramatic, and from time-to-time will cause us to have an excess or shortage of wafers for a particular product. As a result of the long lead-time for manufacturing wafers and the increase in “just in time” ordering by customers, semiconductor companies from time-to-time take charges for excess inventory. We did in fact incur such charges in fiscal 2007 of $12,000, in fiscal 2006 of $0.2 million and in fiscal 2005 of $0.4 million. Significant write-offs of excess inventory have had and could continue to have a material adverse effect on our financial condition and results of operations. Conversely, failure to order sufficient wafers would cause us to miss revenue opportunities and, if significant, could impact sales by our customers, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.

Our Manufacturing Yields May Fluctuate

Fabricating semiconductors is an extremely complex process, which typically includes hundreds of process steps. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, variation in equipment used and numerous other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. We typically purchase wafers, not die, and pay an agreed upon price for wafers meeting certain acceptance criteria. Accordingly, we bear the risk of the yield of good die from wafers purchased meeting the acceptance criteria.

Semiconductor manufacturing yields are a function of both product design, which is developed largely by us, and process technology, which is typically proprietary to the manufacturer. Historically, we have experienced lower yields on new products. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation and communication between the manufacturer and us. This risk is compounded by the offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. As our relationships with new manufacturing partners develop, yields could be adversely affected due to difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of each manufacturer. Any significant decrease in manufacturing yields could result in an increase in our per unit product cost and could force us to allocate our available product supply among our customers, potentially adversely impacting customer relationships as well as revenues and gross margins. We cannot assure you that our manufacturers will achieve or maintain acceptable manufacturing yields in the future.

Uncertainty and Litigation Risk Associated with Patents and Protection of Proprietary Rights

We rely in part on patents to protect our intellectual property. As of April 29, 2007, we had been issued and hold 28 patents. These 28 issued patents are scheduled to expire between June 2014 and November 2024. In June 2006, we sold 4 patents to Samsung Electronics Co. Ltd. for net proceeds of $1.0 million. In April 2005, we sold 58 patents to Faust Communications, LLC for net proceeds of $3.5 million. The patents sold related to products we no longer sell and not to products that we currently sell or plan to sell. We retained a worldwide, non-exclusive license under the patents sold. The sales did not include several of our important patents covering embedded DRAM technology nor any of the unique array processing technology used in our MiMagic 6+ and NeoMobileTV products. Additionally, we have several patent applications pending. We cannot assure you that our pending patent applications, or any future applications, will be approved. Further, we cannot assure you that any issued patents will provide us with significant intellectual property protection, competitive advantages, or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business. In addition, we cannot assure you that others will not independently develop similar products, duplicate our products or design around any patents that may be issued to us.

We also rely on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. Despite these efforts, we cannot assure you that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, disclose such intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

As a general matter, the semiconductor industry has experienced substantial litigation regarding patent and other intellectual property rights. In December 1998, the Company filed a lawsuit in the United States District Court for the District of Delaware seeking damages and an injunction against Trident Microsystems, Inc. The suit alleged that Trident’s embedded DRAM graphics accelerators infringed certain patents held by the Company. In January 1999, Trident filed a counter claim against the Company alleging an attempted monopolization in violation of antitrust laws, arising from NeoMagic’s filing of the patent infringement action against Trident. The Court ruled that there was no infringement by Trident. The Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. On April 17, 2002, the United States Court of Appeals for the Federal Circuit affirmed the lower court’s judgment of non-infringement on one patent and vacated the court’s judgment of non-infringement on another patent, thereby remanding it to the lower court for further proceedings. In November 2002, the lower court heard oral arguments on cross-motions for summary judgment on the matter. In May 2003, the lower court ruled in favor of Trident. In December 2003, the Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. In August 2004, the Federal Circuit rejected the appeal and affirmed the lower court’s decision of no infringement by the Trident products. On September 2, 2005 the United States District Court for the District of Delaware approved the Trident request that its counterclaim against NeoMagic filed in January 1999 be dismissed without prejudice.

Any patent litigation, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel from productive tasks, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that current or future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect our business, financial condition and results of operations. If any adverse ruling in any such matter occurs, we could be required to pay substantial damages, which could include treble damages, to cease the manufacturing, use and sale of infringing products, to discontinue the use of certain processes, or to obtain a license under the intellectual property rights of the third party claiming infringement. We cannot assure you, however, that a license would be available on reasonable terms or at all. Any limitations in our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Foreign Sales and Suppliers

Export sales have been a critical part of our business. Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States and foreign manufacturers that sell to United States-based OEMs) accounted for 77%, 60% and 91% of our product revenue for fiscal 2007, 2006, and 2005, respectively, and 97% and 89% of our product revenue for the three months ended April 29, 2007 and April 30, 2006, respectively. We expect that product revenue derived from foreign sales will continue to represent a significant portion of our total product revenue. Letters of credit issued by customers have supported a portion of our foreign sales. To date, our foreign sales have been denominated in United States dollars. Increases in the value of the U.S. dollar relative to the local currency of our customers could make our products relatively more expensive than competitors’ products sold in the customer’s local currency.

Foreign manufacturers have produced, and are expected to continue to produce for the foreseeable future, all of our wafers. In addition, many of the assembly and test services we use are procured from foreign sources. Wafers are priced in U.S. dollars under our purchase orders with our manufacturing suppliers.

Foreign sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, we are subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability, and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which our products may be developed, manufactured or sold, may not protect our intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of our products and intellectual property. We cannot assure you that one or more of these risks will not have a material adverse effect on our business, financial condition and results of operations.

Our Financial Results Could Be Affected by Changes in Accounting Principles

Generally accepted accounting principles in the United States are subject to issuance and interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, in December 2004, FASB issued SFAS 123(R), “Share-Based Payment,” which replaces SFAS 123 and supersedes APB 25. As required, we adopted SFAS 123(R) in our first quarter of fiscal 2007. SFAS 123(R) requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The pro forma disclosure previously permitted under SFAS 123 is no longer an acceptable alternative to recognition of expense in the financial statements. The adoption of SFAS 123(R) increased the amount of loss that we reported for fiscal 2007.

Our Stock Price May Be Volatile

The market price of our Common Stock, like that of other semiconductor companies, has been and is likely to continue to be, highly volatile. For example, during fiscal 2007, the highest closing sales price was $7.95 per share and the lowest was $2.46 per share. During fiscal 2006, the highest closing sales price was $10.23 per share and the lowest was $1.80 per share. The market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of our Common Stock could be subject to significant fluctuations in response to various factors, including sales of our common stock, quarter-to-quarter variations in our anticipated or actual operating results, announcements of new products, technological innovations or setbacks by us or our competitors, general conditions in the semiconductor industry, unanticipated shifts in the markets for mobile phones and other handheld devices or changes in industry standards, losses of key customers, litigation commencement or developments, the impact of our financing activities, including dilution to shareholders, changes in or the failure by us to meet estimates of our performance by securities analysts, market conditions for high technology stocks in general, and other events or factors. In future quarters, our operating results may be below the expectations of public market analysts or investors.

THE OFFER

1.	Eligibility.

You are an “eligible warrantholder” if you are a holder or permitted transferee of a warrant to purchase our Common Stock that was originally issued by us on December 6, 2006 and was registered with the Securities and Exchange Commission under a Registration Statement on Form S-3 (Registration No. 333-133088), filed with the Commission on April 7, 2006. To participate in the offer, you must hold eligible warrants (as described below).

2.	Number of Warrants; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible warrants that are held by eligible warrantholders and that are properly elected to be amended, and such election is not validly withdrawn, before the expiration date.

A warrant to purchase common stock is eligible for amendment (an “eligible warrant”) under this offer only if each of the following conditions is met:

•	the warrant was originally issued by NeoMagic on December 6, 2006;

•	the warrant is outstanding as of the last date on which this offer remains open for acceptance; and

•	the warrant is held by an eligible warrantholder.

This offer is being made on an “all or nothing” basis. This means that if you choose to amend any of your eligible warrants, you must agree to the amendment of all of your eligible warrants. If you have exercised a portion of an eligible warrant, your election will apply to the portion that remains outstanding and unexercised.

Subject to the terms of this offer and upon our acceptance of your properly tendered Election Form and Warrant Amendment, your eligible warrants will be amended as of the expiration date of this offer, which is expected to be July 27, 2007. The current form of warrant agreement is incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed December 1, 2006 and the form of Warrant Amendment to be used in connection with this offer is attached as an exhibit to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 4:00 p.m., Pacific Time, on July 27, 2007, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the Offer.

We are making this offer in order to avoid unintended and unfavorable accounting consequences to the Company related to the eligible warrants. However, because the adverse accounting consequences could have an adverse impact on the trading price of our common stock, we believe that it is also in the best interests of the holders of eligible warrants to amend them, since the value of the warrants is directly related to the value of the underlying common stock.

Under the terms of the eligible warrants as originally issued, the warrants are not cash exercisable until one year after their initial issuance, unless the Company’s shelf registration statement on Form S-3 continues to be available, in which case they could be exercised beginning six months after their initial issuance. In addition, the warrants permit both cash exercise (where the warrantholder pays the exercise price in cash and receives shares) and net share settlement (where the warrantholder surrenders the warrant in exchange for shares having a fair market value equal to the spread). Because the shelf Form S-3 mentioned above is no longer available and the SEC staff has informed the Company that it must register the shares that are issued upon a cash exercise of the warrants, in the event of an exercise for cash, the Company would be obligated to physically settle the contract by delivering registered shares. Under EITF 00-19, if the Company must settle the contract by delivering registered shares, it is assumed that the Company will be required to net-cash settle the contract (in other words, to deliver cash in the amount of the spread to the warrantholder). As a result, the warrants are required to be classified as a liability.

Based on the Company’s internal estimate of results of operations over the balance of fiscal 2008, accounting for the warrants as a liability may cause the Company’s stockholders’ equity to drop below what is required for continued listing on the Nasdaq Global Market by the end of the second quarter of fiscal 2008. Pursuant to this offer, the Company is giving warrantholders the ability to amend their outstanding warrants. The amended warrants will only be exercisable on a net share settlement (or net exercise) basis and will no longer be able to be cash exercised. Since warrantholders will not be able to do a cash exercise of the amended warrants, the Company will not be required to register the shares issued upon exercise of the amended warrants under any circumstances. Accordingly, the amended warrants will no longer be classified as a liability under EITF 00-19 and will be reclassified as equity.

We have designed this offer in a way to avoid the unfavorable accounting consequences to the Company, yet preserve as much as practicable the economic characteristics for the warrantholders that were originally contemplated when the warrants were originally issued.

Except as otherwise expressly disclosed in this offer or in our SEC filings, we currently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving NeoMagic;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•

our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association (but see “Risks of Participating in the Offer — There may not be an active, liquid trading market for our common stock”);

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own personal financial planner or other investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for Electing to Amend Warrants.

Proper Election to Amend Warrants.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the Election Form, properly complete, sign and deliver the Election Form and Warrant Amendment to Charlotte Willson, at fax number (408) 988-7030, or send them by overnight courier or hand deliver them to Charlotte Willson at her office at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, along with any other required documents. Ms. Willson must receive the properly completed and signed Election Forms before the expiration date. The expiration date will be 4:00 p.m., Pacific Time, on July 27, 2007, unless we extend the offer.

If you participate in this offer, you must agree to the amendment of all of your eligible warrants. To help you recall your outstanding eligible warrants, we will provide you with an Addendum listing your eligible warrants. If we do not receive your Election Form and Warrant Amendment by the deadline, then you will not participate in the offer, and all eligible warrants you currently hold will remain unchanged.

Your election to participate becomes irrevocable after 4:00 p.m., Pacific Time, on July 27, 2007, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an Election Form and Warrant Amendment and may withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date.

The delivery of all documents, including Election Forms, is at your risk. We intend to confirm the receipt of your Election Form, Warrant Amendment and/or any Withdrawal Form by e-mail within two (2) business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form, Warrant Amendment and/or any Withdrawal Form. Only responses that are complete, signed and actually received by Ms. Willson by the deadline will be accepted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any documents that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Election Forms and Warrant Amendments promptly after the expiration of this offer.

Our receipt of your Election Form and Warrant Amendment is not by itself an acceptance of your warrants for amendment. For purposes of this offer, we will be deemed to have accepted warrants for amendment that are validly elected to be amended and are not properly withdrawn as of the time when we give oral or written notice to the warrantholders generally of our acceptance of warrants for amendment. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Warrants accepted for amendment will be amended on the expiration date, which we currently expect will be July 27, 2007.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any documents. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or Warrant Amendment that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly completed Election Forms and Warrant Amendments that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any document or for any particular warrantholder, provided that if we grant any such waiver, it will be granted with respect to all warrantholders and tendered documents containing the same defect. No tender of documents will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in documents, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement.

Your election to amend warrants through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Election Form and Warrant Amendment will constitute a binding agreement between NeoMagic and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal Rights and Change of Election.

You may withdraw Election Forms and Warrant Amendments only in accordance with the provisions of this section.

If you have previously elected to amend your warrants, you may withdraw that election at any time before the expiration date, which is expected to be 4:00 p.m., Pacific Time, on July 27, 2007. If we extend the offer, you may withdraw your election to amend at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered Election Forms and Warrant Amendments promptly after the expiration of this offer, if we have not accepted your warrants by 9:00 p.m., Pacific Time, on July 27, 2007, you may withdraw your warrants at any time thereafter.

To validly withdraw your election to amend your warrants, you must deliver to Charlotte Willson, at fax number (408) 988-7030, or send by overnight courier or hand deliver to Ms. Willson at her office at NeoMagic Corporation, 3250 Jay Street, Santa

Clara, California 95054, in accordance with the procedures described in Section 4 above, a signed and dated Withdrawal Form with the required information, while you still have the right to withdraw your election to amend the warrants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. Ms. Willson must receive the properly completed and signed Withdrawal Form before the expiration date. The expiration date will be 4:00 p.m., Pacific Time, on July 27, 2007, unless we extend the offer.

Once you have submitted a properly completed, signed and dated Withdrawal Form, your eligible warrants will not be deemed to have been tendered for amendment pursuant to the offer, unless you properly re-elect to amend all eligible warrants before the expiration date. To re-elect to amend all of your eligible warrants, you must submit a new Election Form to Ms. Willson before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new Election Form must be properly completed and signed and must bear a date after your original Election Form date and after your Withdrawal Form date. You also must have submitted a signed Warrant Amendment.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any Withdrawal Forms and any new Election Forms, is at your risk. We intend to confirm the receipt of your Withdrawal Form and/or any Election Form by e-mail within two (2) business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Withdrawal Form and/or any Election Form. Only responses that are complete, signed, dated and actually received by Ms. Willson by the deadline will be accepted. Responses submitted by any other means, including U.S. mail (or other post), are not permitted.

6.	Acceptance of Warrants for Amendment and Amendment of Tendered Eligible Warrants.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all eligible warrants with respect to which we have received a properly completed, signed and dated Election Form and Warrant Amendment that have not subsequently been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your warrants are properly tendered by you for amendment and accepted by us, these warrants will be amended as of the expiration date. We expect that the expiration date will be July 27, 2007, unless the offer period is extended. As of that same date, you will become entitled to receive the Amended Warrants described below.

For purposes of the offer, we will be deemed to have accepted warrants for amendment that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the warrantholders generally of our acceptance for amendment of the warrants. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all properly tendered warrants that have not been validly withdrawn.

In exchange for your election and agreement to amend your eligible warrants, you will be entitled to receive a fully executed Warrant Amendment from the Company. The Warrant Amendment, together with your existing warrant agreement, will represent your Amended Warrants. We will amend the eligible warrants you elected to tender effective as of the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be July 27, 2007. If the expiration date is delayed, the amendment date will be similarly delayed.

If, for any reason, you are not a warrantholder of NeoMagic through the amendment date, you will not be entitled to amend your previously held warrants pursuant to this offer.

Warrants that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current terms. Please see Section 14 for a description of the tax consequences to you of either accepting or not participating in this offer.

7.	Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any Election Forms and Warrant Amendments, and we may terminate the offer, or postpone our acceptance and amendment of any warrants tendered, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us);

•	there shall have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ 100 Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

-

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

-	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

a tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

-

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC before the date of commencement of the offer,

-	any such person, entity or group that had publicly disclosed such ownership before such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

-

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for amendment of eligible warrants, or

-

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes expense against our earnings in connection with the offer other than as contemplated as of the commencement date of this offer (as described in Section 12);

•

there shall have occurred any change, development, clarification or position taken by the SEC that would make this offer impermissible or change the anticipated accounting impacts to NeoMagic with respect to participation in this offer;

•

there shall have occurred any change, development, clarification or position taken by the IRS that would make this offer impermissible or change the anticipated tax impacts to NeoMagic or any eligible warrantholder with respect to participation in this offer;

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of NeoMagic that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Amend for a description of the contemplated benefits of the offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to NeoMagic.

If any of the above events occur, we may:

•	terminate the offer and promptly return all documents to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible warrants until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price Range of Shares Underlying the Warrants.

NeoMagic common stock that underlies your warrants is traded on the Nasdaq Global Market under the symbol “NMGC.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ending January 27, 2008
2nd Quarter (through June 27, 2007)	$4.08	$3.06
1st Quarter	4.52	3.08
Fiscal Year Ended January 28, 2007
4th Quarter	6.56	3.66
3rd Quarter	4.20	2.47
2nd Quarter	5.16	2.46
1st Quarter	7.95	4.38
Fiscal Year Ended January 31, 2006
4th Quarter	10.23	3.60
3rd Quarter	4.96	1.89
2nd Quarter	3.05	1.80
1st Quarter	4.45	2.30

On June 27, 2007, the last reported sale price of our common stock, as reported by the Nasdaq Global Market was $3.40 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and Amount of Consideration; Terms of Amended Warrants.

Consideration.

We will amend your eligible warrants if you have properly elected to amend them and we accept them for such amendment. The consideration for this amendment is principally that your eligible warrants will be amended so that the accounting impact on the Company will change and the Company will continue to be able to meet the listing requirements of the Nasdaq Global Market. By maintaining its listing on the Nasdaq Global Market, the Company provides a more liquid market for any shares of Common Stock you own.

If we receive and accept tenders from eligible warrantholders of all warrants eligible to be tendered, subject to the terms and conditions of this offer, we will amend eligible warrants to purchase a total of approximately 1,250,000 shares of our common stock, or approximately 9.9% of the total shares of our common stock outstanding as of June 21, 2007.

General Terms of Amended Warrants.

If we accept your election to amend your eligible warrants, you will receive one executed Warrant Amendment, which will identify all warrants that are being amended. Your existing warrants, together with the Warrant Amendment, will constitute Amended Warrants.

Each warrant that is amended will be amended on the date that this offer expires. Amended Warrants will thereafter:

•	represent the right to acquire the same number of shares of common stock that were subject to your eligible warrants before the amendment,

•	be exercisable at the same exercise price as your eligible warrants prior to amendment (subject to adjustment in the same circumstances),

•	no longer be cash exercisable,

•	be net exercisable at any time prior to expiration (December 6, 2016), and

•	be represented by your original warrant agreement with NeoMagic plus the Warrant Amendment.

The offer is not conditioned upon a minimum number of outstanding eligible warrants being tendered for amendment, but the offer is subject to customary conditions, which we have described in Section 7 of this Offer to Amend.

If you elect to amend your eligible warrants as described in this Offer to Amend and if your warrants are accepted for amendment, we will amend your eligible warrants and you will receive an executed warrant agreement as described above.

We will send you the applicable Warrant Amendment shortly following the expiration of this offer.

10.	Information Concerning NeoMagic.

Our principal executive offices are located at 3250 Jay Street, Santa Clara, California 95054, and our telephone number is (408) 988-7020. Questions regarding the Amended Warrants should be directed to Charlotte Willson.

We were incorporated in California in May 1993 and subsequently reincorporated in Delaware in February 1997.

We deliver semiconductor chips and software that provide solutions to enable new multimedia applications for handheld devices. Our solutions offer low power consumption, small form-factor and high performance processing. We demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and we are developing and delivering additional solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. As part of our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and we provide multiple operating system ports with customized drivers for our products. Our product portfolio includes semiconductor solutions known as Applications Processors as well as other System-On-Chips (SOCs). Our Applications Processors are sold under the “MiMagic” brand name with a focus on enabling high performance multimedia within a low power consumption environment. In mobile phones, our Applications Processors are designed to work side-by-side with baseband processors that are used for communications functionality. Our SOC product dedicated for the mobile digital TV market is marketed under the “NeoMobileTV” brand name. Target customers for both our MiMagic products and our NeoMobileTV product include manufacturers of mobile phones and handheld devices. The largest projected market opportunity for our products is in the mobile phone market, where our products enable multimedia functionality.

We believe that next-generation mobile phones and other handheld devices will continue to feature increased multimedia functionality including: mobile TV, advanced camera applications, highly compressed video using H.264 video standards, 3D graphics for gaming, and audio. Our strategy is to become a leading provider of multimedia processing solutions by:

•

Leveraging our core competencies in integrating logic, analog, and memory to support multimedia applications on mobile phones and handheld devices with power-efficient, high performance, low-cost solutions;

•	Offering multiformat solutions that support a full range of operating systems, basebands, wireless protocols, and mobile TV broadcast formats;

•	Providing high-performance, power-efficient solutions that use our proprietary Associative Processing Array architecture;

•	Continuing to build relationships with leading component, software and solutions providers to offer our customers complete solutions; and,

•

Focusing our sales efforts on several points in the sales channel including: original design manufacturers, design firms, contract manufacturers, original equipment manufacturers, network operators and virtual network operators.

We have established relationships with third-party manufacturing partners to produce semiconductor products for us. Pursuant to these relationships, we design the overall product, including the logic and analog circuitry, and the manufacturing partners manufacture the wafers, assemble and test the products.

In the past, we provided graphics processor semiconductors to top notebook computer manufacturers. In April 2000, we began to exit the graphics processor market. However, the majority of our historical net sales through the end of fiscal 2002 continued to come from these products. We do not expect to have revenue related to these products in the future. We believe that we were one of the first companies to adopt large amounts of on-chip memory for commercial applications. Many industry sources consider our graphics processors to be the semiconductor industry’s first commercially successful embedded DRAM products. Currently, embedded DRAM technology is used broadly in many applications. We believe that several companies have infringed on our patents for embedded DRAM technology. In the third quarter of fiscal 2006, we completed a patent licensing transaction with Sony Corporation where Sony paid NeoMagic $8.5 million for a license to our patents. We are currently in discussions with multiple companies about taking a license to our embedded DRAM patents.

We had a book value per share of $0.98 at April 29, 2007.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Quarter Ended April 29, 2007	Fiscal Year Ended January 28, 2007	Fiscal Year Ended January 29, 2006
Ratio of earnings to fixed charges	n/a	n/a	n/a

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by NeoMagic to be representative of the interest factor of rental payments under operating leases. Since NeoMagic did not have earnings during fiscal years 2006, 2007 and the quarter ended April 29, 2007, this ratio is not applicable to NeoMagic.

11.	Interests of Directors and Executive Officers and Affiliates; Transactions and Arrangements Concerning the Warrants.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. As of June 28, 2007, our executive officers and directors (8 persons) as a group did not hold any warrants.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving warrants to purchase our common stock, or in transactions involving our common stock during the past 60 days before and including June 28, 2007. We have, however, granted stock options to new employees. during such period. Stock options to new employees have been granted at the fair market value on the date of grant, are non-qualified, vest over a four-year period, and have a ten-year life. No options have been granted to executive officers or directors during the past 60 days before or including June 28, 2007.

12.	Status of Warrants Amended by Us in the Offer; Accounting Consequences of the Offer.

Eligible warrants are currently accounted for on our balance sheet as a liability. This is based on the application of EITF 00-19 to the warrants. Any eligible warrants that are not properly submitted for amendment will continue to be classified as a liability. For warrants that are amended, upon such amendment, the Amended Warrants will be reclassified as equity. Thus, when we file our Quarterly Report on Form 10-Q for the quarter ending July 29, 2007, the Amended Warrants will show up on our balance sheet as equity.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of warrants as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our warrants as contemplated herein. Should any additional approval or other action be required, we currently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections to amend warrants is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from amending eligible warrants on the amendment date, we will not amend such warrants. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the amendment, but if the amendment is prohibited on the amendment date, we will not amend any eligible warrants and you will not receive any other benefit.

14.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of participating in this offer and having your eligible warrants amended as described herein. This summary is addressed solely to holders of eligible warrants that are “U.S. holders.” A U.S. holder is a beneficial owner of warrants that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership is a beneficial owner of eligible warrants, the partnership and its partners should consult their own tax advisors about the tax consequences of the amendment of such warrants pursuant to this offer.

This discussion is based on the Internal Revenue Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offer to Amend, all of which are subject to change, possibly on a retroactive basis. The U.S. federal tax laws may change and the U.S. federal, state and local tax consequences for each warrantholder will depend upon that warrantholder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of warrantholders. If you are not subject to taxation in the United States, or you are a U.S. holder but are also subject to the tax laws of another jurisdiction, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with your own tax advisors to discuss the U.S. federal, state, local and non-U.S. tax consequences to you of this transaction.

If you are a warrantholder who agrees to the amendment of all of your outstanding eligible warrants, you should not be required to recognize income or gain for U.S. federal income tax purposes at the time of the amendment. Your basis and holding period in your warrants should not change as a result of the amendment. You will recognize taxable income or gain, to the extent applicable, at the time that you sell your Amended Warrant or sell shares of common stock received upon a net exercise. It is unclear whether your holding period in the common stock you receive upon net exercise of your warrants will include your holding period in the warrants.

If you do not participate in the offer, you should not be required to recognize income or gain for U.S. federal income tax purposes at the time of the Warrant Amendment. Your basis and holding period in your warrants should not change as a result of the amendment. You will recognize taxable income or gain, to the extent applicable, at the time that you sell your warrants or sell shares of common stock received upon net exercise. It is unclear whether your holding period in the common stock you receive upon net exercise of your warrants will include your holding period in the warrants.

You are urged to consult your own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of participating or not participating in the offer, as the tax consequences to you are dependent on your own tax situation.

15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period during which the offer is open and delay the acceptance for amendment of any warrants. If we elect to extend the period during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible warrants until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any warrants elected to be amended) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of warrants elected to be amended is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must make the amendments offered or relinquish our rights to amend the warrants promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by changing the terms of the amendments offered in this offer to warrantholders.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the amendments being offered by us, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the amendments being offered by us in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible warrants, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible warrants of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting warrants to be amended through this offer.

17.	Additional Information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to agree to the amendment of your eligible warrants:

1.	Our annual report on Form 10-K for our fiscal year ended January 28, 2007, filed with the SEC on April 30, 2007;

2.	Our definitive proxy statement on Schedule 14A for our 2007 annual meeting of shareholders, filed with the SEC on May 29, 2007;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended April 29, 2007, filed with the SEC on June 13, 2007;

4.	Our current report(s) on Form 8-K filed with the SEC on February 20, 2007, February 23, 2007, March 6, 2007, April 12, 2007, June 7, 2007, June 13, 2007 and June 15, 2007, and

5.	The description of our Common Stock contained in any registration statement on Form 8-A filed by us under the U.S. Securities Exchange Act of 1934, and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, or telephoning Ms. Willson at (408) 486-3965.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

18.	Financial Statements.

Attached as Schedule B to this offer are our unaudited financial statements from our quarterly report on Form 10-Q for our fiscal quarter ended April 29, 2007 and our audited financial statements from our annual report on Form 10-K for our fiscal year ended January 28, 2007. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Amend.

19.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will warrants be accepted from, the warrantholders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to amend your warrants through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related Warrant Amendment documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

NeoMagic Corporation

June 28, 2007

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF NEOMAGIC CORPORATION

The directors and executive officers of NeoMagic Corporation as of June 28, 2007 are set forth in the following table:

Name	Position and Offices Held
Douglas R. Young	President and CEO, Director
H. Robert Newman	Acting Chief Financial Officer and Corporate Controller
Syed Zaidi	Chief Operating Officer, Director
Deepraj Puar	Vice President, Operations
Brett Moyer	Director
Anil Gupta	Director
Carl Stork	Director
Steve Valenzuela	Director

The address of each executive officer and director is: c/o NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our Common Stock, as of May 1, 2007, for (i) all executive officers listed in the Summary Compensation Table in our Proxy Statement, (ii) each of our current directors, (iii) all of our current directors and executive officers as a group, and (iv) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o NeoMagic Corporation, 3250 Jay Street, Santa Clara, CA 95054. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) based on voting and investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown held by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes shares of Common Stock underlying options and outstanding warrants held by such person that are exercisable within 60 calendar days of May 1, 2007, but excludes shares of Common Stock underlying options and or warrants held by any other person.

Name of Beneficial Owner	Number of Shares	Percent (1)
Douglas Young (2)	122,540	*
Scott Sullinger (3)	21,980	*
Syed Zaidi (4)	127,455	*
Deepraj Puar (5)	112,510	*
Jeffrey Blanc (6)	0	*
Anil Gupta (7)	67,599	*
Carl Stork (8)	66,764	*
Steve Valenzuela (9)	20,208	*
Brett Moyer (10)	0	*
All current executive officers and directors as a group (11 persons) (11)	550,089	4.08%
Raffles Associates, L.P. (12)	901,991	6.68%
Entities affiliated with Special Situations (13)	2,157,398	15.98%

A-1

*	Less than 1%
(1)	Based on 12,304,648 shares outstanding as of May 1, 2007.
(2)	Includes options to purchase an aggregate of 116,240 shares that are exercisable within 60 days of May 1, 2007.
(3)	Includes options to purchase an aggregate of 21,980 shares that are exercisable within 60 days of May 1, 2007. Mr. Sullinger resigned from the Company effective March 6, 2007.
(4)	Includes options to purchase an aggregate of 117,433 shares that are exercisable within 60 days of May 1, 2007.
(5)	Includes options to purchase an aggregate of 106,772 shares that are exercisable within 60 days of May 1, 2007.
(6)	Mr. Blanc resigned from the Company on August 11, 2006. Based on Securities and Exchange Commission filings, Mr. Blanc holds no shares of the Company’s stock.
(7)	Includes options to purchase an aggregate of 65,099 shares that are exercisable within 60 days of May 1, 2007. Mr. Gupta’s son is owner of 500 shares of common stock, which are included in the total shares owned.
(8)	Includes options to purchase an aggregate of 61,124 shares that are exercisable within 60 days of May 1, 2007.
(9)	Includes options to purchase an aggregate of 20,208 shares that are exercisable within 60 days of May 1, 2007.
(10)	Mr. Moyer joined the Board of Directors on March 5, 2007.
(11)	Includes options to purchase an aggregate of 519,593 shares held by executive officers and directors that are exercisable within 60 days of May 1, 2007.
(12)	This information is based on the Schedule 13G (Amendment No. 1) filed with the Securities and Exchange Commission on January 25, 2007. Raffles Associates, L.P. is located at One Metrotech Center North, Brooklyn, NY 11201. Includes warrants to purchase 100,000 shares of common stock that are net exercisable commencing on June 6, 2007.
(13)	This information is based on the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2007. Special Situations is located at 527 Madison Avenue, Suite 2600, New York, NY 10022. Austin W. Marxe and David M. Greenhouse share sole voting and investment power over (i) 234,698 shares of Common Stock and Warrants to purchase 83,500 shares of Common Stock owned by Special Situations Private Equity Fund, L.P., (ii) 600,100 shares of Common Stock and Warrants to purchase 218,000 shares of Common Stock owned by Special Situations Fund III QP, L.P., (iii) 103,600 shares of Common Stock and Warrants to purchase 38,000 shares of Common Stock owned by Special Situations Technology Fund, L.P. and (iv) 644,000 shares of Common Stock and Warrants to purchase 235,500 shares of Common Stock owned by Special Situations Technology Fund II, L.P. Includes warrants to purchase 575,000 shares of common stock detailed in this footnote that are net exercisable commencing on June 6, 2007.

A-2

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF NEOMAGIC CORPORATION

NEOMAGIC CORPORATION

Excerpt from

FORM 10-Q

FOR THE THREE MONTHS ENDED APRIL 29, 2007

Part I. Financial Information

Item 1.	Financial Statements

NEOMAGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	April 29, 2007	April 30, 2006
(In thousands, except per share data)
Net product revenue	$482	$86
Licensing revenue	—	—

Total revenue	482	86

Cost of product revenue (1)	344	86
Cost of licensing revenue	—	—

Total cost of revenue	344	86

Gross profit	138	—

Operating expenses:
Research and development (2)	2,963	3,284
Sales, general and administrative (3)	1,559	1,940

Total operating expenses	4,522	5,224

Loss from operations	(4,384)	(5,224)

Other income (expense), net:
Interest income and other	193	270
Interest expense	(24)	(37)
Change in fair value on revaluation of warrant liability	991	—

Loss before income taxes	(3,224)	(4,991)

Income tax provision	21	16

Net loss	$(3,245)	$(5,007)

Basic and diluted net loss per share	$(0.26)	$(0.53)

Weighted average common shares outstanding for basic and diluted net loss per share	12,286	9,521

(1)	Includes $5 and $3 in stock-based compensation for the three months ended April 29, 2007 and April 30, 2006, respectively.
(2)	Includes $236 and $201 in stock-based compensation for the three months ended April 29, 2007 and April 30, 2006, respectively.
(3)	Includes $212 and $108 in stock-based compensation for the three months ended April 29, 2007 and April 30, 2006, respectively.

See accompanying notes to condensed consolidated financial statements.

NEOMAGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 29, 2007	January 28, 2007
(In thousands)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,118	$16,468
Short-term investments	4,986	4,014
Accounts receivable, net	420	65
Inventory	1,166	1,068
Prepaid and other current assets	517	397

Total current assets	18,207	22,012

Property, plant and equipment, net	1,201	1,494
Long-term prepaid assets	135	162
Other assets	439	422

Total assets	$19,982	$24,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,239	$1,662
Compensation and related benefits	1,236	1,017
Income taxes payable	1,025	1,112
Current portion of capital lease obligations	707	866
Warrant liability	2,862	3,853
Other accruals	170	100

Total current liabilities	7,239	8,610

Capital lease obligations	579	655
Other long-term liabilities	126	148

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	117,354	116,850
Accumulated other comprehensive loss	(1)	(2)
Accumulated deficit	(105,354)	(102,210)

Total stockholders’ equity	12,038	14,677

Total liabilities and stockholders’ equity	$19,982	$24,090

See accompanying notes to condensed consolidated financial statements.

NEOMAGIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	April 29, 2007	April 30, 2006
(In thousands)
Operating activities:
Net loss	$(3,245)	$(5,007)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	390	405
Change in fair value on revaluation of warrant liability	(991)	—
Stock-based compensation	453	312
Changes in operating assets and liabilities:
Accounts receivable	(355)	2
Inventory	(98)	19
Other current assets	(120)	(239)
Long term prepaid and other assets	10	37
Accounts payable	(423)	(551)
Compensation and related benefits	219	236
Income taxes payable	14	6
Other accruals	48	(40)

Net cash used in operating activities	(4,098)	(4,820)

Investing activities:
Purchases of property, plant, equipment and intangibles	(97)	(31)
Purchases of short-term investments	(971)	(31,085)
Maturities of short-term investments	—	30,573

Net used in investing activities	(1,068)	(543)

Financing activities:
Payments on capital lease obligations	(235)	(105)
Net proceeds from issuance of common stock	51	8

Net used in financing activities	(184)	(97)

Net decrease in cash and cash equivalents	(5,350)	(5,460)
Cash and cash equivalents at beginning of period	16,468	26,695

Cash and cash equivalents at end of period	$11,118	$21,235

Supplemental schedules of cash flow information:
Cash paid during the period for:
Interest	$9	$16
Taxes	$7	$9

See accompanying notes to condensed consolidated financial statements.

NEOMAGIC CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

The accompanying condensed consolidated balance sheet as of January 28, 2007, which has been derived from audited financial statements, and the unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of NeoMagic Corporation and its wholly owned subsidiaries (collectively “NeoMagic” or the “Company”). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company, the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position at April 29, 2007, and the operating results and cash flows for the three months ended April 29, 2007 and April 30, 2006. These financial statements and notes should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended January 28, 2007, included in the Company’s Form 10-K filed with the Securities and Exchange Commission.

We believe our current cash, cash equivalents and short-term investments will satisfy our projected cash requirements through January 27, 2008. However, we expect we will need to raise additional capital to fund future operating activities beyond January 27, 2008. The adequacy of our resources will depend largely on our ability to complete additional financing and our success in achieving profitable operations and positive operating cash flows. These uncertainties raise substantial doubts about the Company’s ability to continue as a going concern. If we experience a material shortfall versus our plan, we expect to take all appropriate actions to maximize the value of the Company. We believe we can take actions to achieve further reductions in our operating expenses, if necessary. We also believe that we can take actions to generate cash by selling or licensing intellectual property, seeking funding from strategic partners, and seeking further equity or debt financing from financial sources. We cannot assure you that additional financing will be available on acceptable terms or at all.

The results of operations for the three months ended April 29, 2007 are not necessarily indicative of the results that may be expected for the year ending January 27, 2008.

The first fiscal quarters of 2008 and 2007 ended on April 29, 2007 and April 30, 2006, respectively. The Company’s quarters generally have 13 weeks. The first quarter of fiscal 2008 and fiscal 2007 each had 13 weeks. The Company’s fiscal years generally have 52 weeks. Fiscal 2008 will have 52 weeks and fiscal 2007 had 52 weeks.

2.	Stock-Based Compensation

During the quarter ended April 29, 2007, the Company had several stock-based employee compensation plans, including stock option plans and an employee stock purchase plan. Stock options may be issued to directors, officers, employees and consultants (“Service Providers”) under the Company’s 2003 Stock Option Plan, Amended 1998 Stock Option Plan, and 1993 Stock Option Plan. Stock options for employees or new non-employee members of the Board of Directors generally vest over a four-year period, have a maturity of ten years from the issuance date, and an exercise price equal to the closing price on the Nasdaq Global Market of the common stock on the date of grant. Stock Options issued to current non-employee members of the Board of Directors generally vest over a two-year period, have a maturity of ten years from the issuance date, and an exercise price equal to the closing price on the Nasdaq Global Market of the common stock on the date of grant. Generally, unvested options are forfeited thirty to ninety days from the date a Service Provider ceases to be an employee or director (as the case may be), or in the case of death or disability for a period of up to twelve months. To cover the exercise of vested options, the Company issues new shares from its authorized but unissued share pool. At April 29, 2007, approximately 1,137,088 and 1,356,355 shares of the Company’s common stock were reserved for issuance under the 2003 Stock Option Plan and Amended 1998 Stock Option Plan, respectively. There are 93,401 shares of the Company’s common stock reserved for issuance pursuant to outstanding options under the 1993 Stock Option Plan, which expired in 2003. No new grants may be made under this plan.

The 2006 Employee Stock Purchase Plan (“ESPP”) permits eligible employees to purchase common stock through payroll deductions of up to 10% of the employee’s compensation. The price of common stock to be purchased under ESPP is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the relevant purchase period. To cover the exercise of vested options the Company issues new shares from its authorized but unissued share pool. A total of 291,641 shares of the Company’s common stock were reserved at April 29, 2007, for future issuance under the 2006 Employee Stock Purchase Plan.

Adoption of SFAS No. 123(R)

Effective January 30, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted under its stock option plans and employee stock purchase plans based on the fair market value of the award as of the grant date. SFAS 123R supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123R using the modified prospective application method of adoption that requires the Company to record compensation cost related to unvested stock awards as of January 30, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after January 30, 2006 are valued at fair value in accordance with provisions of SFAS 123R and recognized on a ratable basis over the service periods of each award. The Company estimated forfeiture rates for the first quarter of 2007 based on its historical experience.

Prior to fiscal year 2007, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock awards provided the exercise price was established at greater than or equal to 100% of the common stock fair market value on the date of grant. Prior to fiscal year 2007, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation.

As a result of adopting SFAS 123R, the Company recognized stock-based compensation expense for the three months ended April 29, 2007 and April 30, 2006 of $453 thousand and $312 thousand, respectively, which consisted of stock-based compensation expense related to Service Provider stock options and Employee Stock Purchase Plan of $398 thousand and $55 thousand, respectively, for the three months ended April 29, 2007 and $230 thousand and $82 thousand, respectively, for the three months ended April 30, 2006. Stock-based compensation expense relating to consultants and the amortization of deferred stock compensation for options issued with an exercise price less than the fair market value on date of grant was $5 thousand for the three months ended April 29, 2007 and $97 thousand for the three months ended April 29, 2006. The impact on both basic and diluted loss per share for the three months ended April 29, 2007 and April 30, 2006 was $(0.04) and $(0.03), respectively.

Net cash proceeds from the sales of common stock under employee stock purchase and stock option plans were $50 thousand and $8 thousand for the three months ended April 29, 2007 and April 30, 2006, respectively. No income tax benefit was realized from the sales of common stock under employee stock purchase and stock option plans during the three months ended April 29, 2007 and April 30, 2006. In accordance with SFAS 123(R), the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

Determining Fair Value

Valuation and amortization method – The Company estimates the fair value of options using a Black-Scholes option pricing formula and a single option award approach. This fair value is then amortized ratably over the requisite service periods of the awards, which is generally the vesting period.

Expected term – The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The expected term for the first quarter of fiscal 2008 is based upon historical review. The Company believes that this method meets the requirements for SFAS 123(R). During first quarter of fiscal 2007, the Company applied the provisions of SAB 107 in its adoption of SFAS 123(R) by calculating the expected term as the average of the vesting period and original contractual term. This method could be used until December 31, 2007 for “plain-vanilla” share options. The Company believes that this method met the requirements for SFAS 123(R) for its first quarter of fiscal 2007.

Expected Volatility – The Company’s expected volatility for the quarter ended April 29, 2007 was computed based on the Company’s historical stock price volatility. The Company believes historical volatility to be the best estimate of future volatility and noted no unusual events that might indicate that historical volatility would not be representative of future volatility.

Risk-Free Interest Rate – The risk-free interest rate used in the Black-Scholes option valuation method is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the option.

Expected Dividend – The dividend yield reflects that the Company has not paid any dividends and has no intention to pay dividends in the foreseeable future.

Estimated Forfeiture – The estimated forfeiture rate was based on an analysis of the Company’s historical forfeiture rates. The estimated average forfeiture rate for the quarters ended April 29, 2007 and April 30, 2006 was 41.27% and 18.75%, respectively, based on historical forfeiture experience.

In the three months ended April 29, 2007 and April 30, 2006, respectively, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option valuation model and the ratable attribution approach using a dividend yield of 0% and the following weighted average assumptions:

	Option Plans		Stock Purchase Plan
Three months ended,	April 29, 2007	April 30, 2006	April 29, 2007	April 30, 2006
Risk-free interest rates	4.60%	4.89%	5.07%	4.36%
Volatility	1.01	.97	.98	1.32
Expected life of option in years	4.00	6.25	.50	.50

Stock Compensation Expense

The following table shows total stock-based compensation expense included in the accompanying Consolidated Condensed Financial Statements for the three months ended April 29, 2007 and April 30, 2006.

	April 29, 2007	April 30, 2006
Cost of revenue	$5	$3
Research and development	236	201
Selling, general and administrative	212	108

Total	$453	$312

In the three months ended April 29, 2007 and April 30, 2006, the total compensation cost related to unvested stock-based awards granted to employees under the stock option plans but not yet recognized was approximately $1.9 million and $1.1 million, respectively, after estimated forfeitures. The cost will be recognized on a straight-line basis over an estimated weighted average period of approximately 3.02 years and 1.41 years for the three months ended April 29, 2007 and April 30, 2006, respectively, for stock options and will be adjusted if necessary in subsequent periods if actual forfeitures differ from those estimates.

For the three months ended April 29, 2007 and April 30, 2006, the total compensation cost related to options to purchase common shares under the ESPP but not yet recognized was approximately $549 thousand and $195 thousand, respectively This cost will be recognized on a straight-line basis over a weighted-average period of approximately 1.75 years and 1.75 years, respectively, for the three months ended April 29, 2007 and April 30, 2006.

Stock Options and Awards Activities

The following is a summary of the Company’s stock option activity under the stock option plans as of April 29, 2007 and related information:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per share)	(in Years)	(in thousands)
Outstanding at January 28, 2007	2,256,573	$6.73
Granted	121,760	$3.95
Exercised	(33,149)	$1.52
Forfeitures and cancellations	(146,867)	$5.61

Outstanding at April 29, 2007	2,198,317	$6.73	6.07	$615

Vested and Expected to Vest at April 29, 2007	1,390,775	$7.73	5.89	$398

Exercisable at April 29, 2007	954,553	$8.90	5.71	$299

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $3.46 per share at April 29, 2007, which would have been received by option holders had all option holders exercised their options that were in-the-money as of that date. The total number of in-the-money options exercisable as of April 29, 2007 was approximately 226 thousand shares. The aggregate intrinsic value of options exercised during the three months ended April 29, 2007 was $61 thousand.

The exercise prices for options outstanding and exercisable as of April 29, 2007 and their weighted average remaining contractual lives were as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
(per share)	(in thousands)	(in years)	(per share)	(in thousands)	(per share)
$1.35 – 2.00	39	7.68	$1.58	28	$1.47
$2.01 – 4.02	488	7.89	$2.36	199	$2.24
$4.03 – 6.00	546	5.55	$4.81	193	$4.89
$6.01 – 13.95	912	5.72	$8.10	319	$10.97
$13.96 – 20.00	190	4.14	$16.00	190	$16.00
$20.01 and over	23	6.58	$22.43	23	$22.43

	2,198	6.07	$7.47	955	$8.90

3.	Loss Per Share

The following data shows the amounts used in computing loss per share and the effect on the weighted-average number of shares of diluted potential common stock.

Three months ended	April 29, 2007	April 30, 2006
(in thousands except per share data)
Numerator:
Net loss	$(3,245)	$(5,007)

Denominator:
Denominator for basic and diluted loss per share—weighted-average shares	12,286	9,521

Basic and diluted loss per share	$(0.26)	$(0.53)

For the three months ended April 29, 2007 and April 30, 2006, respectively, basic loss per share equals diluted loss per share due to the net loss for the quarter. During the three months ended April 29, 2007 and April 30, 2006, the Company excluded from the computation of basic and diluted loss per share options and warrants to purchase 2,987,063 and 2,031,734 shares of common stock, respectively, because the effect would be anti-dilutive.

4.	Cash, Cash Equivalents and Short-term Investments

All highly liquid investments purchased with an original maturity of 90 days or less are considered cash equivalents. Investments with an original maturity of greater than 90 days, but less than one year, are classified as short-term investments.

Investments in marketable equity securities and debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized to interest income over the life of the investment. Securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair market value. Unrealized gains or losses on available-for-sale securities are included, net of tax, in stockholders’ equity until their disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and other. The cost of securities sold is based on the specific identification method.

All cash equivalents and short-term investments are classified as available-for-sale and are recorded at fair market value. All available-for-sale securities have maturity dates of less than one year from the balance sheet dates. For all classifications of securities, cost approximates fair market value as of April 29, 2007 and January 28, 2007, and consists of the following (in thousands):

April 29, 2007 (unaudited)	Amortized Cost	Gross Unrealized Loss	Fair Value
Cash and cash equivalents:
Money market funds	$44	$—	$44
Commercial paper	9,823	(1)	9,822
Bank accounts	1,252	—	1,252

Total	$11,119	$(1)	$11,118

Short-term investments:
Certificate of deposit	$1,500	$—	$1,500
Corporate notes	990	—	990
Commercial paper	1,000	—	1,000
U.S. Government agencies	1,496	—	1,496

Total	$4,986	$—	$4,986

January 28, 2007	Amortized Cost	Gross Unrealized Gain (Loss)	Fair Value
Cash and cash equivalents:
Money market funds	$107	$—	$107
Commercial paper	14,562	—	14,562
Bank accounts	1,799	—	1,799

Total	$16,468	$—	$16,468

Short-term investments:
Certificate of deposit	$1,505	$(1)	$1,504
Commercial paper	987	—	987
U.S. Government agencies	1,524	(1)	1,523

Total	$4,016	$(2)	$4,014

5.	Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method. The Company writes down the inventory value for estimated excess and obsolete inventory, based on management’s assessment of future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Inventory consists of:	April 29, 2007	January 28, 2007
(in thousands)	(unaudited)
Raw materials	$566	$254
Work in process	85	239
Finished goods	515	575
Total	$1,166	$1,068

6.	Accumulated Other Comprehensive Loss

Unrealized gains or losses on the Company’s available-for-sale securities are included in comprehensive loss and reported separately in stockholders’ equity.

Net comprehensive loss includes the Company’s net loss, as well as accumulated other comprehensive loss on available-for-sale securities. Net comprehensive loss for the three months ended April 29, 2007 and April 30, 2006, respectively, is as follows (in thousands):

	Three months ended
	April 29, 2007	April 30, 2006
Net loss	$(3,245)	$(5,007)
Net change in unrealized loss on available for sale securities	1	1

Net comprehensive loss	$(3,244)	$(5,006)

Total accumulated other comprehensive loss was $1,000 and $2,000 at April 29, 2007 and January 28, 2007, respectively. Accumulated other comprehensive loss consists entirely of unrealized losses on available for sale securities.

7.	Obligations Under Capital Leases

In fiscal 2003, the Company entered into capital leases for software licenses used in the design of semiconductors. In March 2004 and October 2004, the Company entered into new capital lease agreements adding additional software and extending the terms of two of the Company’s existing leases. In January 2007, the Company entered into a new capital lease to replace an expiring lease. Obligations under capital leases represent the present value of future payments under the lease agreements. Property, plant and equipment include the following amounts for leases that have been capitalized:

	April 29, 2007	January 28, 2007
(in thousands)	(unaudited)
Software under capital lease	$3,096	$4,899
Accumulated amortization	(2,174)	(3,625)

Net software under capital lease	$922	$1,274

Amounts capitalized under leases are being amortized over a three-year period.

Future minimum payments under the capital leases consist of the following, as of April 29, 2007:

(in thousands)
Fiscal 2008	$688
Fiscal 2009	354
Fiscal 2010	354

Total minimum lease payments	1,396
Less: amount representing interest	(110)

Present value of net minimum lease payments	1,286
Less: current portion	(707)

Long-term portion	$579

8.	Warrant Liability

On December 6, 2006, NeoMagic closed the sale and issuance of (i) 2,500,000 shares of its Common Stock, $.001 par value (the “ 2006 Shares”), and (ii) warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $5.20 per share (the “2006 Warrants”). The Company sold and issued the 2006 Shares and the 2006 Warrants for an aggregate offering price before deducting any expenses of $11,450,000. After deducting offering costs, net cash proceeds received by the Company were approximately $10.5 million. The issuance and sale of the 2006 Shares and the 2006 Warrants was registered under a shelf Registration Statement on Form S-3, which was declared effective on October 31, 2006 (the “Primary S-3”).

The 2006 Warrants provide that each holder of a 2006 Warrant may exercise its 2006 Warrant for shares of Common Stock at an exercise price of $5.20 per share. As of April 29, 2007, no 2006 Warrant is exercisable for cash until one year after its initial issuance. The 2006 Warrants, however, became net exercisable on June 6, 2007. The 2006 Warrants provide for adjustments to the exercise price and number of shares for which the 2006 Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions, reclassifications and, subject to a minimum price of $4.58, dilutive issuances (i.e., price based anti-dilution adjustments).

The 2006 Warrants were classified as a liability in accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”). Although the 2006 Warrants provide that shares of common stock may be issued upon a cash exercise under a private placement exemption if the Primary S-3 is not effective, the staff of the SEC has advised the Company that the Company would be obligated to physically settle the contract only by delivering registered shares. Under EITF 00-19, if the Company must settle the contract by delivering registered shares, it is assumed that the Company will be required to net-cash settle the contract. As a result the 2006 Warrants are required to be classified as a liability. The fair value of the 2006 Warrants was estimated to be $5.7 million at the date of issue using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.53%; no dividend yield; an expected life of 5 years; and a volatility factor of 94.9%. The Company is required to revalue the 2006 Warrants at the end of each reporting period with the change in value reported on the statement of operations as a “change in fair value on revaluation of warrant liability” in the period in which the change occurred. For fiscal 2007, the Company recognized a gain on the change in fair value on revaluation of warrant liability of $1.8 million. In the first quarter of fiscal 2008, the Company recognized a gain on the change in fair value on revaluation of the warrant liability of $991,000. The fair value of the 2006 Warrants was estimated to be $2.9 million on April 29, 2007 using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.59%; no dividend yield; an expected life of 4.6 years; and a volatility factor of 95.2%. Since the warrants are classified as a liability, the proceeds allocated to equity were the gross proceeds of $11,450,000 less the fair value of the warrants of $5,688,000 and less the offering costs allocated to the warrants of $273,000. The total offering costs of $974,000 were allocated between the 2006 Warrants and the common stock based on their respective fair values. Offering costs of $273,000 were allocated to the 2006 Warrants and reported as interest expense in the statement of operations for fiscal 2007.

9.	Income Taxes

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“FAS 109”). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN 48 effective January 29, 2007. In accordance with FIN 48, paragraph 19, the Company has decided to classify interest and penalties as a component of tax expense. As a result of the implementation of FIN 48, the Company recognized a $101K decrease in liability for unrecognized tax benefits, which was accounted for as an adjustment to the January 29, 2007 balance of retained earnings.

The Company has unrecognized tax benefits of approximately $2.8 million as of January 29, 2007, of which $1.01 million if recognized would result in a reduction of the Company’s effective tax rate. Interest and penalties are immaterial at the date of adoption and are included in the unrecognized tax benefits. The Company recorded an increase of its unrecognized tax benefits of approximately $13K as of April 29, 2007. The Company is subject to audit by the IRS and California Franchise Tax Board for all years since 2002.

Income tax expense was $21 thousand and $16 thousand for the three months ended April 29, 2007 and April 30, 2006, respectively. We recorded a tax provision of $21 thousand on a pre-tax loss of $3.2 million in the three months ended April 29, 2007 that consisted of foreign income taxes and an increase of $14 thousand for accrued interest on tax liabilities. We recorded a tax provision of $16 thousand on a pre-tax loss of $5.0 million in the three months ended April 30, 2006 that consisted of foreign income taxes and an increase of $6 thousand for accrued interest on tax liabilities.

10.	Contingencies

Commitments

In May 1996, the Company moved its principal headquarters to a new facility in Santa Clara, California, under a non-cancelable operating lease that expired in April 2003. In January 1998, the Company entered into a second non-cancelable operating lease for an adjacent building, which became its new corporate headquarters. This lease had a co-terminus provision with the original lease that expired in April 2003. In March 2002, the Company extended the term for 45,000 square feet under this lease for another seven years with a termination date of April 2010. The Company leases offices in Israel and India under operating leases that expire in September 2007 and December 2008, respectively. Future minimum lease payments under operating leases are as follows:

(in thousands)
Fiscal 2008*	$886
Fiscal 2009*	1,136
Fiscal 2010	1,100
Fiscal 2011	277
Fiscal 2012	—
Thereafter	—

Total minimum lease payments	$3,399

*	Net of sublease income for sub-leasing 10,000 square feet in the Company’s Santa Clara facility for a two-year period starting on March 15, 2005 for $12,000 per month and for a period of 19 months and 15 days starting on March 16, 2007 for $16,500 per month.

11.	Product Warranty

The Company generally sells products with a limited warranty of product quality and a limited indemnification of customers against intellectual property infringement claims related to the Company’s products. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated, and accrues for estimated but unidentified issues based on historical activity. The accrual and the related expense for known issues were not significant as of and for the first quarter of fiscal 2008 and 2007. Due to product testing, the short time between product shipment and the detection and correction of product failures, and a low historical rate of payments on indemnification claims, the accrual based on historical activity and the related expense were not significant at April 29, 2007 and January 28, 2007.

12.	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. The measurement and disclosure requirements are effective for the Company beginning in the first quarter of fiscal 2009. The company is currently evaluating the impact of SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and other items at fair value. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal 2009. The company is currently evaluating the impact of SFAS No. 159.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants (“AICPA”) and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NEOMAGIC CORPORATION

Excerpt from

FORM 10-K

FOR THE FISCAL YEAR ENDED JANUARY 28, 2007

NEOMAGIC CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands, except per share data)
Product revenue	$572	$862	$2,466
Licensing revenue	—	8,490	—

Total revenue	572	9,352	2,466
Cost of product revenue (1)	524	884	3,195
Cost of licensing revenue	—	2,861	—
Impairment of certain acquired and licensed intangible assets	—	—	89

Total cost of revenue	524	3,745	3,284
Gross profit (loss)	48	5,607	(818)
Operating expenses:
Research and development (2)	13,763	12,403	18,208
Sales, general and administrative (3)	6,080	6,916	7,447
Gain on sale of patents, net	(1,044)	(3,481)	—
Impairment of certain acquired and licensed intangible assets	—	—	1,437

Total operating expenses	18,799	15,838	27,092
Loss from operations	(18,751)	(10,231)	(27,910)
Interest income and other	915	724	415
Interest expense	(381)	(2,569)	(534)
Change in fair value on revaluation of warrant liability	1,835	—	—

Loss before income taxes	(16,382)	(12,076)	(28,029)
Income tax provision (benefit)	137	(2,770)	196

Net loss	$(16,519)	$(9,306)	$(28,225)

Basic and diluted net loss per share	$(1.65)	$(1.32)	$(4.33)

Weighted common shares outstanding	10,015	7,074	6,524
Weighted common shares outstanding assuming dilution	10,015	7,074	6,524

(1)	Includes $20, $0, and $8 in stock-based compensation in fiscal 2007, 2006, and 2005, respectively.
(2)	Includes $896, $314, and $240 in stock-based compensation in fiscal 2007, 2006, and 2005, respectively.
(3)	Includes $542, $186 and $126 in stock-based compensation in fiscal 2007, 2006, and 2005, respectively.

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEOMAGIC CORPORATION

CONSOLIDATED BALANCE SHEETS

As of	January 28, 2007	January 29, 2006
	(in thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$16,468	$26,695
Short-term investments	4,014	—
Accounts receivable, less allowance for doubtful accounts of $0 at January 28, 2007 and January 29, 2006	65	9
Inventory	1,068	171
Prepaid and other current assets	397	800

Total current assets	22,012	27,675
Property, plant and equipment, net	1,494	2,368
Long-term prepaid assets	162	36
Other assets	422	415

Total assets	$24,090	$30,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,662	$1,735
Compensation and related benefits	1,017	1,024
Income taxes payable	1,112	1,059
Current portion of capital lease obligations	866	1,525
Warrant liability	3,853	—
Other accruals	100	264

Total current liabilities	8,610	5,607
Capital lease obligations	655	624
Other long-term liabilities	148	149
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares—2,000,000
Issued and outstanding shares – none at January 28, 2007 and January 29, 2006	—	—
Common stock, $.001 par value: Authorized shares—100,000,000 Issued and outstanding shares – 12,271,499 at January 28, 2007 and 9,517,730 at January 29, 2006	39	36
Additional paid-in-capital	116,850	110,302
Deferred stock compensation	—	(531)
Accumulated other comprehensive loss	(2)	(2)
Accumulated deficit	(102,210)	(85,691)

Total stockholders’ equity	14,677	24,114

Total liabilities and stockholders’ equity	$24,090	$30,494

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEOMAGIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands)
Operating activities
Net loss	$(16,519)	$(9,306)	$(28,225)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,595	1,667	2,059
Amortization and accretion	—	2,029	1,969
Gain on sale of patents	(1,044)	(3,481)	—
Gain on disposal of property, plant and equipment	—	—	(1)
Change in fair value on revaluation of warrant liability	(1,835)	—	—
Offering costs from financing allocated to warrants and charged to interest expense	273
Stock-based compensation	1,458	500	374
Impairment of certain acquired and licensed intangible assets	—	—	1,526
Changes in operating assets and liabilities:
Accounts receivable	(56)	3	372
Inventory	(897)	205	(274)
Prepaid and other current assets	484	(10)	213
Long-term prepaid and other assets	28	422	22
Accounts payable	(73)	651	(260)
Compensation and related benefits	(7)	7	(240)
Income taxes payable	53	(2,792)	176
Other accruals and other long-term liabilities	(165)	188	22

Net cash used in operating activities	(16,705)	(9,917)	(22,267)

Investing activities
Proceeds from sale of patents	1,044	3,481	—
Proceeds from sale of property, plant and equipment	—	—	6
Purchases of property, plant, equipment and intangibles	(65)	(200)	(116)
Purchase of long-term investment	—	(200)	—
Purchases of short-term investments	(6,470)	(63,096)	(30,809)
Maturities of short-term investments	2,456	79,192	44,959

Net cash provided by (used in) investing activities	(3,035)	19,177	14,040

Financing activities
Payments on capital lease obligations	(1,526)	(1,457)	(1,807)
Net proceeds from common stock with warrants financing	10,476	8,350	—
Net proceeds from issuance of common stock, net of repurchases	563	1,598	1,701
Net proceeds from issuance of mandatorily redeemable Series B convertible preferred stock and warrants to purchase common stock	—	—	4,935

Net cash provided by (used in) financing activities	9,513	8,491	4,829

Net increase (decrease) in cash and cash equivalents	(10,227)	17,751	(3,398)
Cash and cash equivalents at beginning of year	26,695	8,944	12,342

Cash and cash equivalents at end of year	$16,468	$26,695	$8,944

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEOMAGIC CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In- Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
	(in thousands, except share data)
Balance at January 25, 2004	6,373,240	$32	$90,496	$(535)	$(6)	$(48,160)	$41,827

Issuance of common stock under stock option plan	116,683	—	988	—	—	—	988
Issuance of common stock under employee stock purchase plan	147,261	1	712	—	—	—	713
Issuance of common stock under stock award plan	10,555	—	—	—	—	—	—
Addition to deferred compensation for stock options	—	—	1,493	(1,493)	—	—	—
Reduction of unamortized deferred compensation on unvested options due to employee terminations	(1,397)	—	(434)	434	—	—	—
Amortization of deferred stock compensation	—	—	—	314	—	—	314
Stock compensation for non-employee stock options	—	—	60	—	—	—	60
Series A and B warrants to purchase common stock issued in connection with sale of mandatorily redeemable preferred stock, net of transaction costs	—	—	2,291	—	—	—	2,291
Components of comprehensive loss:
Net loss	—	—	—	—	—	(28,225)	(28,225)
Change in unrealized loss on investments	—	—	—	—	(8)	—	(8)
Total comprehensive loss	—	—	—	—	—	—	(28,233)

Balance at January 30, 2005	6,646,342	$33	$95,606	$(1,280)	$(14)	$(76,385)	$17,960

Issuance of common stock under stock option plan	363,609	—	1,295	—	—	—	1,295
Issuance of common stock under employee stock purchase plan	138,214	—	303	—	—	—	303
Reduction of unamortized deferred compensation on unvested options due to employee terminations	—	—	(348)	348	—	—	—
Amortization of deferred stock compensation	—	—	34	401	—	—	435
Stock compensation for non-employee stock options	—	—	65	—	—	—	65
Conversion of mandatorily redeemable preferred stock into common stock	869,565	1	4,999	—	—	—	5,000
Proceeds from issuance of common stock with detachable warrants, net of transaction costs of $650	1,500,000	2	8,348	—	—	—	8,350
Components of comprehensive loss:
Net loss	—	—	—	—	—	(9,306)	(9,306)
Change in unrealized gain on investments	—	—	—	—	12	—	12
Total comprehensive loss	—	—	—	—	—	—	(9,294)

Balance at January 29, 2006	9,517,730	$36	$110,302	$(531)	$(2)	$(85,691)	$24,114

Issuance of common stock under stock option plan	91,869	—	159	—	—	—	159
Issuance of common stock under employee stock purchase plan	161,900	—	404	—	—	—	404
Stock-based compensation	—	—	1,458	—	—	—	1,458
Reversal of deferred compensation balance upon adoption of FAS 123R	—	—	(531)	531	—	—	—
Proceeds from issuance of common stock with detachable warrants, net of transaction costs of $974	2,500,000	3	10,473	—	—	—	10,476
Fair value of warrant liability	—	—	(5,688)	—	—	—	(5,688)
Transaction costs allocated to warrants	—	—	273	—	—	—	273
Components of comprehensive loss:
Net loss	—	—	—	—	—	(16,519)	(16,519)
Change in unrealized gain on investments	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	(16,519)

Balance at January 28, 2007	12,271,499	$39	$116,850	$—	$(2)	$(102,210)	$14,677

The accompanying notes are an integral part of these Consolidated Financial Statements.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

NeoMagic Corporation designs, develops and markets high-performance semiconductor solutions, known as Applications Processors, for sale to manufacturers of mobile phones and handheld devices. NeoMagic Corporation was incorporated in California in May 1993. The Company was subsequently reincorporated in Delaware in February 1997.

The Company incurred significant net losses and negative cash flows from operations during each of the past several fiscal years and had working capital of $13.4 million at January 28, 2007, down from $22.1 million at January 29, 2006. At January 28, 2007, the Company’s principal sources of liquidity included cash, cash equivalents and short-term investments of $20.5 million. While a forecast of future events is inherently uncertain, the Company believes its current cash, cash equivalents and short-term investments will satisfy its projected cash requirements through at least the next twelve months. If the Company experiences a material shortfall versus its plan for fiscal 2008, it expects to take all appropriate actions to ensure the continuing operation of its business and to mitigate any negative impact on its cash position. The Company believes it can take actions to achieve further reductions in its operating expenses, if necessary. The Company also believes that it can take actions to generate cash by selling or licensing intellectual property, seeking funding from strategic partners, and seeking further equity or debt financing from financial sources. We cannot assure you that additional financing will be available on acceptable terms or at all. Beyond fiscal 2008, the adequacy of the Company’s resources will depend largely on its ability to complete additional financing and its success in re-establishing profitable operations and positive operating cash flows.

Basis of Presentation

For all periods presented, share and per share information in these consolidated financial statements and notes have been adjusted to reflect the Company’s 1-for-5 reverse stock split effective after the close of market on August 12, 2005.

The Company’s fiscal year ends on the last Sunday in January. Fiscal 2007 consisted of 52 weeks and ended on January 28, 2007. Fiscal 2006 consisted of 52 weeks and ended on January 29, 2006. Fiscal 2005 consisted of 53 weeks and ended on January 30, 2005.

The consolidated financial statements include the accounts of NeoMagic and its wholly owned subsidiaries. NeoMagic is not involved with any variable interest entities, as defined by the Financial Accounting Standards Board (FASB) Interpretation No. 46(R). Intercompany accounts and transactions have been eliminated. Accounts denominated in non-United States currencies have been remeasured using the United States dollar as the functional currency.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates include those relating to determination of net realizable value of inventories, realizability of deferred tax assets, as well as the assessment of impairment of goodwill, intangibles and other long-lived assets. Actual results could differ from those estimates.

Revenue Recognition

The Company derives its revenue from two principal sources: product sales and license fees for patents.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognizes revenue from non-distributor product sales when the products are shipped to the customer, title has transferred, and no obligations remain. In addition, the Company requires the following criteria to be met before recognizing revenue: (i) execution of a written customer order, (ii) fee is fixed or determinable, and (iii) collectibility of the proceeds is probable. The Company’s shipment terms are FOB shipping point.

With respect to products shipped to distributors, the Company defers recognition of product revenue until the distributors sell its products to their customers. On occasion, however, the Company may sell products with “end of life” status to its distributors under special arrangements without any price protection or return privileges for which the Company recognizes revenue upon transfer of title, typically upon shipment and other criteria noted above are met.

At the end of each accounting period, the Company makes a determination of certain factors including sales returns and allowances, that could affect the amount of revenue recorded for the period. Sales returns provisions include considerations for known but unprocessed sales returns and estimates for unknown returns based on our historical experiences.

The Company recognizes non-refundable fees for licensing our patents in the period when all of the following conditions are met: (i) the Company enters into a licensing agreement with a licensee that has been executed by both parties, (ii) delivery has occurred and the Company has no further obligations with respect to the licensing agreement, (iii) the fee is fixed and determinable, and (iv) collectibility of the proceeds is probable.

Cash, Cash Equivalents and Short-term Investments

All highly liquid investments purchased with an original maturity of 90 days or less are considered cash equivalents. Investments with an original maturity of greater than 90 days, but less than one year, are classified as short-term investments.

Investments in marketable equity securities and debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost with corresponding premiums or discounts amortized to interest income over the life of the investment. Securities not classified as held-to-maturity are classified as available-for-sale and are reported at fair market value. Unrealized gains or losses on available-for-sale securities are included, net of tax, in stockholders’ equity until their disposition. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income and other. The cost of securities sold is based on the specific identification method.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All cash equivalents and short-term investments are classified as available-for-sale and are recorded at fair market value. All available-for-sale securities have maturity dates of less than one year from the balance sheet dates. For all classifications of securities, cost approximates fair market value as of January 28, 2007 and January 29, 2006, and consists of the following (in thousands):

	Amortized Cost	Gross Unrealized Gain (Loss)	Fair Value
January 28, 2007
Cash and cash equivalents:
Money market funds	$107	$—	$107
Commercial paper	14,562	—	14,562
Bank accounts	1,799	—	1,799

Total	$16,468	$—	$16,468

Short-term investments:
Certificate of deposit	$1,505	$(1)	$1,504
Commercial paper	987	—	987
U.S. Government agencies	1,524	(1)	1,523

Total	$4,016	$(2)	$4,014

	Amortized Cost	Gross Unrealized Gain (Loss)	Fair Value
January 29, 2006
Cash and cash equivalents:
Money market funds	$1,345	$—	$1,345
Commercial paper	23,698	(2)	23,696
U.S. Government Agencies	994	—	994
Bank accounts	660	—	660

Total	$26,697	$(2)	$26,695

Inventory

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method. The Company writes down the inventory value for estimated excess and obsolete inventory, based on management’s assessment of future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

	January 28, 2007	January 29, 2006
	(in thousands)
Inventory consists of:
Raw materials	$254	$1
Work in process	239	11
Finished goods	575	159

Total	$1,068	$171

Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets, consisting primarily of property, plant and equipment in the fourth quarter of each fiscal year, and whenever certain events or changes in circumstances indicate that the carrying amount of these

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets may not be recoverable. Such events or circumstances include, but are not limited to, a significant decline in the Company’s market value, significant reductions in projected future cash flows or gross margins, or macroeconomic factors, including a prolonged economic downturn. In assessing the recoverability of long-lived assets, the Company compares the carrying value to the undiscounted future cash flows the assets are expected to generate. If the total of the undiscounted future cash flows is less than the carrying amount of the assets, the Company will be required to write down such assets based on the excess of the carrying amount over the fair value of the assets. Fair value is generally determined by calculating the discounted future cash flows using a discount rate based upon the Company’s weighted average cost of capital. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future cash flows, including gross profit margins, long-term forecasts of the amount and timing of overall market growth and our percentage of that market, groupings of assets, discount rates and terminal growth rates. In addition, significant estimates and assumptions are required in the determination of the fair value of the Company’s tangible long-lived assets, including replacement cost, economic obsolescence, and the value that could be realized in liquidation. Changes in these estimates could have a material adverse effect on the assessment of the Company’s long-lived assets, thereby requiring the Company to write down the assets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over the estimated useful life of the respective assets, generally three to five years or, in the case of property under capital leases, over the lesser of the useful life of the assets or lease term.

Property, plant and equipment consist of the following (in thousands):

Fiscal year ended	January 28, 2007	January 29, 2006
Property, plant and equipment:
Computer equipment and software	$11,499	$11,152
Furniture and fixtures	1,728	1,716
Machinery and equipment	1,500	1,515

Total	14,727	14,383
Less accumulated depreciation and amortization	(13,233)	(12,015)

Property, plant and equipment, net	$1,494	$2,368

Other Assets

Other assets at January 28, 2007 and January 29, 2006 include an investment in Neonode Inc. (“Neonode”) of $200,000, and long term-lease deposits for our leased facilities. The investment in Neonode represents less than 1.5% of Neonode’s outstanding common stock. Neonode is a private company that has sold mobile phones that incorporate NeoMagic’s products.

Warranty

The Company generally sells products with a limited warranty of product quality and a limited indemnification of customers against intellectual property infringement claims related to the Company’s products. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated, and accrues for estimated but unidentified issues based

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on historical activity. The accrual and the related expense for known issues were not significant as of and for the years ended January 28, 2007 and January 29, 2006. Due to product testing, the short time between product shipment and the detection and correction of product failures, and a low historical rate of payments on indemnification claims, the accrual based on historical activity and the related expense were not significant for fiscal 2007, 2006, and 2005.

Concentration of Credit Risk

The Company sells its products to manufacturers of mobile phones and other handheld devices. The Company performs continuing credit evaluations of its customers and, generally, does not require collateral. Letters of credit may be required from its customers in certain circumstances.

Net Loss per Share

Net loss per share represents the weighted average common shares outstanding during the period and excludes any dilutive effects of options, warrants, and convertible securities. The dilutive effects of options, warrants and convertible securities are included in diluted earnings per share in profitable periods, but are excluded in loss periods.

Comprehensive Loss

Unrealized gains or losses on the Company’s available-for-sale securities are included in comprehensive loss and reported separately in stockholders’ equity.

Net comprehensive loss includes the Company’s net loss, as well as accumulated other comprehensive loss on available-for-sale securities. Net comprehensive loss for each of the three years ended January 28, 2007, January 29, 2006 and January 30, 2005 is as follows (in thousands):

Year ended	January 28, 2007	January 29, 2006	January 30, 2005
Net loss	$(16,519)	$(9,306)	$(28,225)
Net change in unrealized loss on available for sale securities	—	12	(8)

Net comprehensive loss	$(16,519)	$(9,294)	$(28,233)

Total accumulated other comprehensive loss was $2,000 at January 28, 2007 and January 29, 2006. Accumulated other comprehensive loss consists entirely of unrealized losses on available-for-sale securities.

Research and Development Costs

Research and development costs are charged to expense when incurred.

Shipping and Handling Costs

The Company’s shipping terms are FOB shipping point and our customers are responsible for paying all shipping and handling costs directly to the shipping company.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses were immaterial in fiscal 2007, 2006 and 2005, respectively.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Compensation

Effective January 30, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted under its stock option plans and employee stock purchase plans based on the fair market value of the award as of the grant date. SFAS 123(R) supersedes Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has adopted SFAS 123(R) using the modified prospective application method of adoption that requires the Company to record compensation cost related to unvested stock awards as of January 30, 2006 by recognizing the unamortized grant date fair value of these awards over the remaining service periods of those awards with no change in historical reported earnings. Awards granted after January 30, 2006 are valued at fair value in accordance with provisions of SFAS 123(R) and recognized on a ratable basis over the service periods of each award. The Company estimated forfeiture rates for the three and nine months ended January 28, 2007 based on its historical experience.

Before fiscal 2007, the Company accounted for stock-based compensation in accordance with APB 25 using the intrinsic value method, which did not require that compensation cost be recognized for the Company’s stock awards provided the exercise price was established at 100% of the common stock fair market value on the date of grant. Before fiscal 2007, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS No. 148), as if the fair value method defined by SFAS No. 123 had been applied to its stock-based compensation.

The following table illustrates the pro forma effect on net loss and loss per share if the Company had applied the fair value recognition method in accordance with SFAS 123 (in thousands, except per share data):

Year Ended	January 29, 2006	January 30, 2005
Net loss, as reported	$(9,306)	$(28,225)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	500	374
Less: Total stock-based compensation expense determined under the fair value method for all awards, net of related tax effects	(5,131)	(3,959)

Pro forma net loss	(13,937)	(31,810)

Reported basic and diluted loss per share	$(1.32)	$(4.33)

Pro forma basic and diluted loss per share	$(1.97)	$(4.88)

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model.

On October 28, 2005, the Company accelerated the vesting of unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $10.00 per share previously awarded to its employees, including its executive officers and its directors, under the Company’s equity compensation plans. Options to purchase 221,240 shares of the Company’s common stock became exercisable immediately. The weighted average exercise price of the options subject to the acceleration was $14.06 per share.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon adoption of FASB Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment” (“SFAS 123 (R)”). SFAS 123 (R) was effective for the Company beginning in the first quarter of fiscal 2007, and requires that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements. The pre-tax charge to be avoided amounts to approximately $1.8 million over the course of the original vesting periods, which on average is approximately 1.6 years from the effective date of acceleration. The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles. The Company believes that because the accelerated options had exercise prices in excess of the current market value of the Company’s common stock, the options had limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

At January 28, 2007, the Company had several stock-based employee compensation plans, including stock option plans and employee stock purchase plans. See Note 4 of the Notes to the Consolidated Financial Statements for description of the plans operated by the Company.

Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, short-term investments, accounts receivable, employee receivables, capital leases and accounts payable. The Company believes all of the financial instruments’ recorded values approximate current values because of the short-term nature of these instruments.

Segment Information

The Company has one operating segment by which management evaluates performance and allocates resources.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006, with earlier adoption permitted. We do not anticipate that this SFAS will have any material impact on our financial condition or results of operations.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective February 3, 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4, Classification of Options and Similar Instruments Issued as Employee Compensation that Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of SFAS 123(R) to incorporate the concept articulated in footnote 16 of SFAS 123(R). That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under SFAS 123(R), a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of SFAS 123(R). An entity that adopted SFAS 123(R) before the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. We do not anticipate that this FAS will have any material impact on our financial condition or results of operations.

In March 2006, the FASB issued SFAS No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.” Among other requirements, SFAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under SFAS 156, an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We do not anticipate that this SFAS will have any material impact on our financial condition or results of operations.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not anticipate that this FASB will have any material impact on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157 (“SFAS 157”), “Fair Value Measurements.” Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective for the first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 157 on its financial position and results of operations.

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable for fiscal years ending after November 15, 2006. We do not anticipate that this SAB will have any material impact on our financial condition or results of operations.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2006, the FASB issued SFAS No 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“FAS 158”). FAS 158 requires companies to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. As we do not have defined benefit pensions or other postretirement plans, FAS 158 will have no impact on our financial statements or results of operations.

In July 2006, the FASB issued FASB Staff Position (FSP) No. FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction,” which provides guidance on how a change or a potential change in the timing of cash flows relating to income taxes generated by a leveraged lease transaction affects the accounting by a lessor for the lease. This staff position was adopted by the Company on January 1, 2007. The Company is currently evaluating the impact of adopting this FSP; however, the Company does not expect the adoption of this provision to have a material effect on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS 159, but does not expect adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

2. LOSS PER SHARE

Per share information is as follows:

Year Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands, except per share data)
Numerator:
Net loss	$(16,519)	$(9,306)	$(28,225)

Denominator:
Denominator for basic and diluted loss per share—weighted-average outstanding shares	10,015	7,074	6,524
Basic and diluted loss per share	$(1.65)	$(1.32)	$(4.33)

For fiscal years 2007, 2006 and 2005, basic loss per share equals diluted loss per share due to the net loss for the year. During fiscal 2007, 2006 and 2005, the Company excluded options, warrants and convertible instruments to purchase 2,271,014, 2,168,601 and 2,200,492 shares of common stock, respectively, from the diluted loss per share computation because the effect was anti-dilutive for these fiscal years.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. INCOME TAXES

Loss before taxes and the provision (benefit) for income taxes in fiscal 2007, 2006 and 2005 consists of the following:

Year Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands)
Income (loss) before taxes
U.S.	$(16,139)	$(12,589)	$(26,953)
Foreign	(243)	513	(1,076)

Total loss before taxes	$(16,382)	$(12,076)	$(28,029)

Provision (benefit) for taxes
Current:
U.S.	$36	$26	$27
Foreign	101	(2,796)	169

Total provision (benefit) for income taxes	$137	$(2,770)	$196

The Company’s income tax provision (benefit) differs from the federal statutory rate of 35% due to the following:

Year Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands except percentages)
Pre-tax loss	$(16,382)	$(12,076)	$(28,029)
Federal statutory rate	35%	35%	35%
Expected benefit	(5,734)	(4,227)	(9,810)
Foreign taxes	82	25	169
Tax reserves	53	(2,795)	—
Accretion of interest on debentures	—	710	—
Net operating loss not currently benefited	5,698	3,530	9,607
Non-deductible amortization of deferred compensation	—	—	91
Other	38	(13)	139

Provision (benefit) for income taxes	$137	$(2,770)	$196

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

Year Ended	January 28, 2007	January 29, 2006
	(in thousands)
Deferred tax assets:
Net operating loss carryforward	$38,024	$32,436
Research and development credit	9,846	8,865
Acquisition costs	1,907	53
Reserves and accruals	1,210	553
Capitalized research and development	2,369	2,906
Other	579	1,918

Total deferred tax assets	53,935	46,731
Valuation allowance	$(53,935)	$(46,731)

Net deferred tax assets	—	—

Realization of the deferred tax assets is dependent on the Company generating sufficient taxable income in future years to obtain benefit from the reversal of temporary differences and from net operating loss and tax credit carryforwards. At January 28, 2007, the Company has provided a valuation allowance of $53.9 million equal to its total deferred tax assets due to uncertainties surrounding their realization. The valuation allowance increased by $7.2 million, $4.6 million and $18.9 million in fiscal 2007, 2006 and 2005, respectively.

As of January 28, 2007, the Company had net operating loss carryforwards for federal income tax purposes of approximately $95.3 million. The federal net operating loss will expire in fiscal years beginning in 2023. The Company also had research and development credit carryforwards for federal income tax purposes of approximately $4.5 million, which expire in fiscal years beginning in 2019. In addition, the Company had net operating losses and research and development tax credits for state income tax purposes of approximately $81 million and $5.3 million, respectively. The state net operating loss will expire in the years beginning in 2013, and state research and development tax credits will not expire. Utilization of the Company’s federal net operating loss and research credit carryforwards may be subject to an annual limitation due to the “change of ownership” provisions of the Tax Reform Act of 1986. The annual limitation may result in the expiration of net operating loss and research credit carryforwards before utilization.

Deferred income tax assets pertaining to net operating losses decreased by $6.6 million due to a change in presentation in accordance with SFAS 123(R). These deferred income tax assets resulted from the exercise of employee stock options in prior years and represent excess tax benefits as determined under APB No. 25. The deferred income tax assets for excess tax benefits had a full valuation allowance against them in prior years. SFAS 123(R) prohibits recognition of a deferred income tax asset for an excess tax benefit that has not been realized through a reduction in income taxes payable. The Company has netted the deferred income tax assets for net operating losses and the related valuation allowance for the excess tax determined under APB No. 25. While SFAS 123(R) applies for the Company’s year ended January 28, 2007, the Company’s deferred taxes and the valuation allowance as of January 29, 2006 have been adjusted to conform to the fiscal 2007 presentation.

Income taxes payable balances on the Consolidated Balance Sheets are represented by accruals recorded by the Company for income tax liabilities. Income tax liabilities are recorded in accordance with the SFAS 5 criteria of being estimable and probable.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The American Jobs Creation Act of 2004 (the “Jobs Act”), enacted on October 22, 2004, provides for a temporary 85% dividends-received deduction on certain foreign earnings repatriated during a one-year period. The deduction would result in an approximate 5.25% federal tax rate on the repatriated earnings. To qualify for the deduction, the earnings must be reinvested in the United States pursuant to a domestic reinvestment plan established by a company’s chief executive officer and approved by its board of directors. Certain other criteria in the Jobs Act must be satisfied as well. However, as the Company is currently in a net operating loss position, it has opted not to currently reinvest in the United States, as the temporary deduction is provided outside the scope of existing net operating losses and would create an additional tax liability in the United States. The time for obtaining this benefit has expired.

The earnings from foreign operations in India are currently tax exempt pursuant to a tax holiday effective through 2008. The incentive provides for certain tax relief if certain conditions are met. The Company believes that it continued to be in compliance with these conditions at January 28, 2007.

The Company realized a benefit of approximately $3.1 million in fiscal 2006, which was primarily attributable to a percentage of the potential tax liability, including interest, for NeoMagic Cayman’s deferred income. As of January 29, 2006, the statute of limitations expired and the Cayman entity was liquidated; therefore, the reserve was released. NeoMagic also increased tax reserves by approximately $53,000 and $335,000 in fiscal 2007 and 2006, respectively, to accrue for potential interest and penalties on outstanding state and foreign reserves.

4. STOCKHOLDERS’ EQUITY

Warrants

The Company granted warrants in connection with the securities purchase agreement entered into with Satellite Strategic Finance Associates, LLC in August 2004. The warrants were to purchase (i) 200,000 shares of NeoMagic common stock at an exercise price of $8.00 per share, exercisable until 90 days after the date that the registration statement was filed by the Company covering the securities and declared effective by the Securities and Exchange Commission, and (ii) 321,739 shares of common stock at $8.20 per share, exercisable until August 20, 2009 (the “2004 Warrants”). The Securities and Exchange Commission declared the Company’s filing effective September 24, 2004 and the warrants for the purchase of 200,000 shares expired unexercised on December 26, 2004. On December 16, 2005, NeoMagic closed the sale and issuance of shares of its Common Stock and warrants to purchase Common Stock (described below), which triggered the anti-dilution provisions in the 2004 Warrants. An adjustment was made to increase the number of shares subject to the 2004 Warrants to 335,607 shares of common stock and to decrease the purchase price to $7.86 per share. On December 6, 2006, NeoMagic closed the sale and issuance of shares of its Common Stock and warrants to purchase Common Stock (described below), which triggered the anti-dilution provisions in the 2004 Warrants. An adjustment was made to increase the number of shares subject to the 2004 Warrants to 366,249 shares of common stock and to decrease the purchase price to $7.20 per share. As of January 28, 2007, none of the 366,249 2004 Warrants had been exercised. See Note 8 Mandatorily Redeemable Series B Preferred Stock, for additional information.

On December 16, 2005, NeoMagic closed the sale and issuance to various investors of (i) 1,500,000 shares of its Common Stock, $.001 par value (the “2005 Shares”), and (ii) warrants to purchase 749,996 shares of Common Stock at an exercise price of $9.00 per share (the “2005 Warrants”). The Company sold and issued the 2005 Shares and the 2005 Warrants for an aggregate offering price of $9 million. After deducting offering costs, net cash proceeds received by the Company were $8.4 million.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The 2005 Warrants provide that each holder of a Warrant may exercise its Warrant for shares of Common Stock at an exercise price of $9.00 per share. No 2005 Warrant was exercisable until six months after the issuance date of such 2005 Warrant. The 2005 Warrants provide for adjustments to the exercise price and number of shares for which the 2005 Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions and reclassifications, and dilutive issuances, subject to a minimum price of $7.79. On December 6, 2006, NeoMagic closed the sale and issuance of shares of its Common Stock and warrants to purchase Common Stock (described below), which triggered the anti-dilution provisions in the 2005 Warrants. An adjustment was made to increase the number of shares subject to the warrants to 863,199 shares of common stock and to decrease the purchase price to $7.82 per share. As of January 28, 2007, none of the 2005 Warrants had been exercised.

On December 6, 2006, NeoMagic closed the sale and issuance to various investors of (i) 2,500,000 shares of its Common Stock, $.001 par value (the “2006 Shares”), and (ii) warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $5.20 per share (the “2006 Warrants”). The Company sold and issued the 2006 Shares and the 2006 Warrants for an aggregate offering price of $11.5 million. After deducting offering costs, net cash proceeds received by the Company were $10.5 million.

The 2006 Warrants provide that each holder of a 2006 Warrant may exercise its 2006 Warrant for shares of Common Stock at an exercise price of $5.20 per share. No 2006 Warrant is exercisable until six months after the issuance date of such 2006 Warrant. The 2006 Warrants provide for adjustments to the exercise price and number of shares for which the 2006 Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions and reclassifications, and dilutive issuances, subject to a minimum price of $4.58 per share.

Preferred Stock

In fiscal 2000, the Board of Directors approved an amendment to the Certificate of Incorporation to allow the issuance of up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders.

Stock-Based Compensation

The Company’s net loss for the year ended January 28, 2007 was $16.5 million. The Company recognized stock-based compensation expense under SFAS 123(R) for the year ended January 28, 2007 of $1.5 million. Compensation expense is not less than the amount incurred by vested shares. Compensation expense related to stock-based compensation of service provider stock options for the year ended January 28, 2007 was $1.2 million. Compensation expense related to stock-based compensation under the Employee Stock Purchase Plan for the year ended January 28, 2007 was $0.3 million. The Company’s net loss for the year ended January 28, 2007 was $1.5 million greater than it would have been if the Company had continued to account for share-based compensation under APB Opinion No. 25. The Company’s net loss per common share, basic and diluted, for the year-ended January 28, 2007 was $(0.15) greater than it would have been if the Company had continued to account for share-based compensation under APB Opinion No. 25.

Net cash proceeds from the sales of common stock under employee stock purchase and stock option plans for the year ended January 28, 2007 and January 29, 2006 were $563 thousand and $1.6 million, respectively. No income tax benefit was realized from the sales of common stock under employee stock purchase and stock option plans during the year ended January 28, 2007 and January 29, 2006, respectively. In accordance with SFAS 123(R), the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Determining Fair Value

Valuation and amortization method—The Company estimates the fair value using a Black-Scholes option pricing formula and a single option award approach. This fair value is then amortized ratably over the requisite service periods of the awards, which is generally the vesting period.

Expected term—The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. During second quarter of fiscal 2007, the Company completed an historical review of the expected term. The expected term for the second, third and fourth quarters of fiscal 2007 is based upon this historical review. The Company believes that this method meets the requirements for SFAS 123(R). During first quarter of fiscal 2007, the Company applied the provisions of SAB 107 in its adoption of SFAS 123(R) by calculating the expected term as the average of the vesting period and original contractual term. This method could be used until December 31, 2007 for “plain-vanilla” share options. The Company believes that this method met the requirements for SFAS 123(R) for its first quarter of fiscal 2007.

Expected Volatility—The Company’s expected volatility for the year ended January 28, 2007 is computed based on the Company’s historical stock price volatility. The Company believes historical volatility to be the best estimate of future volatility and noted no unusual events that might indicate that historical volatility would not be representative of future volatility.

Risk-Free Interest Rate—The risk-free interest rate used in the Black-Scholes option valuation method is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the option.

Expected Dividend—The dividend yield reflects that the Company has not paid any dividends and has no intention to pay dividends in the foreseeable future.

Estimated Forfeiture—The estimated forfeiture rate was based on an analysis of the Company’s historical forfeiture rates. The estimated average forfeiture rate for the year ended January 28, 2007 was 40.67% based on historical forfeiture experience.

In the year ended January 28, 2007, January 29, 2006 and January 30, 2005, respectively, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option valuation model and the ratable attribution approach using a dividend yield of 0% and the following weighted average assumptions:

	Employee Option Plan			Employee Stock Purchase Plan
Year Ended	January 28, 2007	January 29, 2006	January 30, 2005	January 28, 2007	January 29, 2006	January 30, 2005
Risk-free interest rates	4.8%	4.0%	3.2%	3.67%	4.1%	2.1%
Volatility	1.01	.81	.91	1.00	1.27	.80
Expected life of option in years	4.28	4.81	3.34	1.03	.75	1.66

Stock Plans

At January 28, 2007, the Company had several stock-based employee compensation plans, including stock option plans and employee stock purchase plans. Stock options may be issued to directors, officers, employees and consultants (“Service Providers”) under the Company’s 2003 Stock Option Plan, Amended 1998 Stock Option Plan, and 1993 Stock Option Plan. The stock options generally vest over a four-year period, have a maturity of ten years from the issuance date, and an exercise price equal to the closing

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

price on the NASDAQ of the common stock on the date of grant. Generally, unvested options are forfeited 30 to 90 days from the date a Service Provider ceases to be a Service Provider, or in the case of death or disability for a period of up to 12 months. To cover the exercise of vested options, the Company issues new shares from its authorized but unissued share pool. At January 28, 2007, approximately 1,363,605, 1,162,987 and 93,401 shares of the Company’s registered common stock were reserved for issuance under the 2003 Stock Option Plan, Amended 1998 Stock Option Plan, and 1993 Stock Option Plan, respectively.

In accordance with the 2003 Stock Plan (the “2003 Plan”), the Board of Directors may grant nonstatutory stock options and stock purchase rights to employees, consultants and directors. Incentive stock options may be granted only to employees. The Company has a total of 1,363,605 shares reserved under the 2003 Plan for future issuance. The 2003 Plan terminates in 2013. The Board of Directors determines vesting provisions for stock purchase rights and options granted under the 2003 Plan. Stock options expire no later than ten years from the date of grant. Generally stock options vest over four years when granted to new employees. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period, or as set forth in the option agreement, or they are forfeited. Certain of the options and stock purchase rights are exercisable immediately upon grant. However, common shares issued on exercise of options before vesting are subject to repurchase by the Company. As of January 28, 2007, no shares of common stock were subject to this repurchase provision. Other options granted under the 2003 Plan are exercisable during their term in accordance with the vesting schedules set forth in the option agreement. The number of shares reserved under the 2003 Plan is subject to an automatic increase for unexercised forfeited shares subject to options issued under the 1993 Plan. As of January 28, 2007, the maximum number of options outstanding and unexercised in the 1993 Plan was 93,401.

Under the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”), the Board of Directors may grant nonstatutory stock options to employees, consultants and officers upon their initial employment. The Company has a total of 1,162,987 shares reserved under the 1998 Plan for future issuance. Unless terminated sooner, the 1998 Plan will terminate automatically in June 2008.

On December 22, 2005, the Company entered into an amendment to the 1998 Plan to permit holders of certain stock options to voluntarily make irrevocable advance elections to reduce the exercise period for such stock options. These advance elections could qualify certain stock options for exemptions from the potentially unfavorable tax effects imposed by Section 409A of the Internal Revenue Code, and the proposed regulations issued thereunder (collectively, “Section 409A”). Specifically, the 1998 Plan was amended to authorize and provide the framework necessary for the implementation of a short-term deferral exercise election; that is, certain eligible stock option holders were permitted to elect to exercise stock options that vest in a given calendar year by no later than March 15th of the following year. If an option holder made this election, the stock option agreement underlying the eligible stock options subject to the election was automatically amended to the extent necessary to implement the election.

Under the 1993 Stock Plan (the “1993 Plan”), the Board of Directors may grant incentive stock options, nonstatutory stock options and stock purchase rights to employees, consultants and directors. The Company has a total of 93,401 shares reserved under the 1993 Plan for future issuance pursuant to outstanding options. The 1993 Plan terminated as to future grants in September 2003. The Board of Directors determined vesting provisions for stock purchase rights and options granted under the 1993 Plan. Stock options expire no later than ten years from the date of grant. Generally stock options vest over four years when granted to new employees. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period, or as set forth in the option agreement, or they are forfeited. Certain of the options and stock purchase rights are exercisable immediately upon grant. However,

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common shares issued on exercise of options before vesting are subject to repurchase by the Company. As of January 28, 2007, no shares of common stock were subject to this repurchase provision. Other options granted under the 1993 Plan are exercisable during their term in accordance with the vesting schedules set forth in the option agreement. Unexercised forfeited shares are transferable to the 2003 Plan as provided within the 2003 Plan.

On October 28, 2005, the Company accelerated the vesting of unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $10.00 per share previously awarded to its employees, including its executive officers and its directors, under the Company’s equity compensation plans. Options to purchase 221,240 shares of the Company’s common stock became exercisable immediately. The weighted average exercise price of the options subject to the acceleration was $14.06 per share.

The purpose of the acceleration was to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon adoption of SFAS 123(R). SFAS 123(R) is effective for the Company beginning in the first quarter of fiscal 2007, and requires that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements. The pre-tax charge to be avoided amounts to approximately $1.8 million over the course of the original vesting periods, which on average is approximately 1.6 years from the effective date of acceleration. The acceleration of the vesting of these options did not result in a charge based on generally accepted accounting principles. The Company believes that because the accelerated options have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

A summary of the Company’s stock option activity under the three plans, and related information for the three years ended January 28, 2007 follows:

	Number of Shares Outstanding (Options)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in Years)
Balance at January 25, 2004	2,306,048	$13.30

Granted	752,253	6.55
Exercised	(116,683)	8.45
Canceled	(483,728)	12.75

Balance at January 30, 2005	2,457,890	$11.55

Granted	715,536	2.21
Exercised	(363,626)	3.56
Canceled	(987,702)	13.29

Balance at January 29, 2006	1,822,098	$8.52

Granted	1,198,185	5.86
Exercised	(91,869)	1.74
Forfeitures and cancellations	(671,841)	10.75

Balance at January 28, 2007	2,256,573	$6.73	5.68	$1,172,918

Vested and expected to vest at January 28, 2007	1,414,113	$7.72	5.68	$747,982

Exercisable at January 28, 2007	879,866	$9.21	5.68	$514,347

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $4.34 per share at January 28, 2007, which would have been received by option holders had all option holders exercised their options that were in-the-money as of that date. The total number of in-the-money options exercisable as of January 28, 2007 was approximately 228 thousand. The aggregate intrinsic value of options exercised during the year ended January 28, 2007 was $265 thousand.

The exercise prices for options outstanding and exercisable as of January 28, 2007 and their weighted average remaining contractual lives were as follows:

	Outstanding			Exercisable
Range of Exercise Prices Per Share	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands)	(in years)		(in thousands)
$1.35—3.33	512	7.22	$2.08	217	$2.00
$3.34—5.10	528	4.58	$4.80	163	$4.80
$5.11—7.18	757	5.56	$6.53	41	$6.34
$7.19—12.90	149	5.99	$11.61	148	$11.63
$12.91—16.00	225	5.25	$14.83	225	$14.83
$16.01 and over	86	5.00	$18.40	86	$18.40

	2,257	5.68	$6.73	880	$9.21

Employee Stock Purchase Plan

The 2006 Employee Stock Purchase Plan and 1997 Employee Stock Purchase Plan (collectively, “ESPP”) permits eligible employees to purchase common stock through payroll deductions of up to 10% of the employee’s compensation. The price of common stock to be purchased under ESPP is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the relevant purchase period. To cover the exercise of vested options, the Company issues new shares from its authorized but unissued share pool. At January 28, 2007, approximately 291,641 and 0 shares were available for future purchase under the 2006 Employee Stock Purchase Plan and 1997 Employee Stock Purchase Plan, respectively.

The 2006 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and has consecutive and overlapping 24-month offering periods that begin every six months. Each 24-month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and at the end of which, shares of common stock are purchased with a participant’s accumulated payroll deductions. The 2006 Purchase Plan is set to expire in July 2016. The 2006 Plan is subject to an automatic increase for unexercised forfeited shares issued in the 1997 Plan.

The 1997 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and has consecutive and overlapping 24-month offering periods that begin every six months. Each 24-month offering period includes four six-month purchase periods, during which payroll deductions are accumulated and at the end of which, shares of common stock are purchased with a participant’s accumulated payroll deductions. The 1997 Plan terminated in March 2007. Unissued shares were transferred to the 2006 Employee Stock Purchase Plan.

In fiscal 2007, 2006 and 2005, 161,900, 138,214 and 147,261 shares, respectively, of common stock at an average price of $2.50, $2.20 and $4.80 per share, respectively, were issued under the 1997 Employee Stock Purchase Plan. There were 291,641 and 0 shares available for future purchase under the 2006 Employee Stock Purchase Plan and 1997 Employee Stock Purchase Plan, respectively, at January 28, 2007.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock-Based Compensation Expense

The following table shows total stock-based compensation expense included in the accompanying Consolidated Condensed Financial Statements for the year-ended January 28, 2007, January 29, 2006 and January 30, 2005.

	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands)
Cost of revenue	$20	$—	8
Research and development	896	314	240
Sales, general and administrative	542	186	126
Income tax benefit	—	—	—

Total	$1,458	$500	374

Total compensation cost related to unvested stock-based awards granted to employees under the stock option plans but not yet recognized as of January 28, 2007 was approximately $2.3 million after estimated forfeitures. The cost will be recognized on a straight-line basis over an estimated weighted average period of approximately 3.17 years for stock options and will be adjusted if necessary in subsequent periods if actual forfeitures differ from those estimates.

Total compensation cost related to options to purchase common shares under the ESPP but not yet recognized as of January 28, 2007 was approximately $661 thousand. This cost will be recognized on a straight-line basis over a weighted-average period of approximately 2 years.

Before January 30, 2006, the Company elected to follow the intrinsic value method in accounting for its employee stock awards. Under the intrinsic value method, when the exercise price of the Company’s employee stock options was equal to the market price of the underlying stock on the date of grant, no compensation was recognized.

Had compensation costs been determined based upon the fair value at the grant date for awards under these plans, the Company’s fiscal 2006 net loss and loss per share would have increased by approximately $4.6 million, or $0.65 per share. The Company’s fiscal 2005 net loss and loss per share would have increased by approximately $3.6 million, or $0.55 per share. For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the option’s vesting period and stock purchased under the 1997 Employee Stock Purchase Plan is amortized over the six-month purchase period.

There were no options granted during fiscal 2007 or fiscal 2006 with an exercise price less than the market price at the date of grant. The weighted average fair value of options granted during fiscal 2005 with an exercise price less than the market price at the date of grant was $3.80 per share. The weighted average fair value of options granted during fiscal 2007, 2006, and 2005 with exercise prices equal to the market price at the date of grant is $5.86, $2.21, and $9.65 per share, respectively .

Deferred Stock Compensation

In connection with the grant of certain stock options to employees in fiscal 2005, the Company recorded deferred stock compensation of $1,493,000 for the difference between the fair value of common stock at the date of grant and the option exercise price. These amounts are presented as a credit to additional paid-in capital with an offsetting debit to deferred stock compensation included in stockholders’ equity and are amortized over the vesting period of the related options. In fiscal 2006 and 2005, $348,000 and $434,000, respectively, was recorded as a reduction to deferred stock compensation to reflect the unamortized portion of deferred stock compensation related to the cancellation of unvested options upon employee terminations.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. SAVINGS PLAN

The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may contribute up to 60% of their pre-tax salaries per year, but not more than the statutory limits. Before January 1, 2003, the Company contributed $0.30 for every dollar the employee contributed to the plan up to the first 6% of earnings. The Company stopped the employer match as of January 1, 2003. The Company made no matching contributions to employees in fiscal 2007, 2006 and 2005.

6. IMPAIRMENT CHARGES FOR INTANGIBLE ASSETS

There were no intangible assets outstanding as of January 28, 2007 and January 29, 2006, respectively.

Amortization expense for other intangible assets was $0, $0 and $1,642 thousand in fiscal 2007, 2006 and 2005, respectively.

During the fourth quarter of fiscal 2005 the Company determined that certain licensed intellectual property was impaired and recorded an impairment charge of $1.5 million, of which $0.1 million was charged to cost of sales for licensed intellectual property that related to products currently in production. The impairment was caused by a decline in the related sales forecasts of products associated with the licensed intellectual property. The impairment charge recorded represents the amount by which the carrying amount of the licensed intellectual property exceeded its fair value, which was determined based on the Company’s estimated discounted future cash flows identifiable to the licensed intellectual property.

7. OBLIGATIONS UNDER CAPITAL LEASES

In fiscal 2003, the Company entered into capital leases for software licenses used in the design of semiconductors. In March 2004 and October 2004, the Company entered into new capital lease agreements adding additional software and extending the terms of two of the Company’s existing leases. In January 2007, the Company entered into a new capital lease to replace an expiring lease. Obligations under capital leases represent the present value of future payments under the lease agreements. Property, plant and equipment include the following amounts for leases that have been capitalized:

Year Ended	January 28, 2007	January 29, 2006
	(in thousands)
Property, plant and equipment under capital lease	$4,899	$4,243
Accumulated depreciation	(3,625)	(2,229)

Net property, plant and equipment under capital lease	$1,274	$2,014

Amounts capitalized under leases are being amortized over a three-year period and included as part of depreciation expense.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Future minimum payments under the capital leases consist of the following as of January 28, 2007:

(in thousands)
2008	$933
2009	354
2010	354

Total minimum lease payments	1,641
Less: amount representing interest	(120)

Present value of net minimum lease payments	1,521
Less: current portion	(866)

Long-term portion	$655

8. MANDATORILY REDEEMABLE SERIES B CONVERTIBLE PREFERRED STOCK

On August 20, 2004, the Company issued 5,000 shares of Mandatorily Redeemable Series B Convertible Preferred Stock (the “Series B Preferred Stock”), Series A Warrants for the purchase of 321,739 shares of common stock at $8.20 per share, and Series B Warrants for the purchase of 200,000 shares of common stock at $8.00 per share for an aggregate cash purchase price of $5,000,000. After deducting certain transaction costs of $65,000, net cash proceeds received by the Company were $4,935,000. In addition, the Company incurred out-of-pocket expenses of approximately $392,000 related to the financing. The Series B Preferred Stock was convertible at the option of the investor into 869,565 shares of the Company’s Common Stock at a conversion price of $5.75 per share, and was subject to certain anti-dilution provisions. The Series B Preferred Stock would have matured on August 20, 2007. The Series B Preferred Stock was redeemable by the Company for a mandatory payment of $5 million three years from the issue date of August 20, 2004 if the conversion option had not been exercised. The Series B Preferred Stock had liquidation preferences over the Company’s Common Stock and had no voting rights. Furthermore, while the Preferred Stock remained outstanding, provisions of the Preferred Stock limited our ability to issue any security with seniority to or parity with the Preferred Stock. In addition, there were restrictions on dividend payments as long as the Series B Convertible Preferred Stock remained outstanding. The holder converted all of the Preferred Stock into 869,565 shares of the Company’s Common Stock in December 2005. The Series A Warrants to purchase common stock are exercisable for five years from the date of issuance. The Series B Warrants to purchase common stock were only exercisable until 90 days after the date that the registration statement relating to the common shares underlying the securities issued in this transaction was declared effective by the Securities and Exchange Commission. On September 24, 2004, this registration statement was declared effective and the Series B Warrants expired unexercised on December 26, 2004.

In accordance with SFAS 150, the Company classified the estimated fair value of the Mandatorily Redeemable Series B Convertible Preferred Stock as a liability. The Company estimated the fair values of the Series B Preferred Stock and the Series A and B Warrants and allocated the net proceeds of $4,935,000 based on relative fair values in accordance with EITF 00-27 “Application to EITF Issue No. 98-5 to Certain Convertible Instruments” (“EITF 00-27”) and calculated the intrinsic value of the conversion option embedded within the convertible preferred stock using the effective conversion price of $5.75 per common share. The intrinsic value of the beneficial conversion option calculated was $1,203,000 and the fair value allocated to the Series A and Series B warrants was $1,153,000. The fair value allocated to the warrants and the intrinsic value of the beneficial conversion option were recorded as credits to additional paid-in capital in stockholders’ equity on the consolidated balance sheet with an offsetting amount of $2,356,000 treated as a discount and a reduction in the $5 million liability recorded for the Mandatorily Redeemable Series B Convertible Preferred Stock. The discount was amortized using the effective interest rate method in accordance with EITF 00-27. The net

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recorded liability of $2,644,000 for the Mandatorily Redeemable Series B Convertible Preferred Stock was accreting to the redemption value of $5 million through charges to interest expense over the three-year period until mandatory redemption. The holder converted all of the Series B Preferred Stock into 869,565 shares of the Company’s Common Stock in December 2005. The Company recognized the remaining unamortized debt discount as interest expense upon conversion in accordance with EITF 00-27. The Company reclassified the remaining $5 million liability recorded for the Mandatorily Redeemable Series B Convertible Preferred Stock to Common Stock and Paid-in-Capital upon conversion. The Company accreted and recognized interest expense on conversion totaling $2.0 million in fiscal 2006. The Company accreted interest expense of $327,000 during fiscal 2005.

The Company’s out-of-pocket expenses of approximately $392,000 related to the financing were recorded as deferred financing costs on the consolidated balance sheets with $131,000 recorded in current assets. The Company recognized the unamortized deferred financing costs as interest expense upon conversion. The Company recorded amortization of deferred financing costs and recognized interest expense on conversion totaling $337,000 in fiscal 2006. The Company recorded amortization of the deferred financing costs to interest expense of $54,000 during fiscal 2005.

9. EQUITY FINANCING

On December 16, 2005, NeoMagic closed the sale and issuance of (i) 1,500,000 shares of its Common Stock, $.001 par value (the “2005 Shares”), and (ii) warrants to purchase 749,996 shares of Common Stock at an exercise price of $9.00 per share (the “2005 Warrants”). The Company sold and issued the 2005 Shares and the 2005 Warrants for an aggregate offering price of $9 million. After deducting offering costs, net cash proceeds received by the Company were $8.4 million.

The 2005 Warrants provide that each holder of a 2005 Warrant may exercise its 2005 Warrant for shares of Common Stock at an exercise price of $9.00 per share. Each 2005 Warrant was not exercisable until June 16, 2006. The 2005 Warrants provide for adjustments to the exercise price and number of shares for which the 2005 Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions, reclassifications and, subject to a minimum price of $7.79 per share.

The proceeds were allocated between the 2005 Shares and the 2005 Warrants based on their respective fair values. The 2005 Warrants were classified as equity in accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”). As both the 2005 Shares and 2005 Warrants are equity instruments, the proceeds from the issuance were allocated on the relative fair value method; however, the Company is aggregating them for financial reporting purposes. This financing transaction is shown on the Statement of Stockholders’ Equity as Proceeds from issuance of common stock with detachable warrants for the year-ended January 29, 2006.

Investor agreements associated with the December 16, 2005 financing required NeoMagic to register the 2005 Shares and 2005 Warrants for resale with the SEC. The registration statement for the 2005 Shares and 2005 Warrants was declared effective on January 25, 2006. The investor agreements also require NeoMagic to maintain the effectiveness of the registration statement. If the registration statement does not remain effective, NeoMagic could be required to pay liquidated damages to investors that participated in the December 16, 2005 financing, capped at a maximum of 12% of the subscription amount paid by the investors.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. WARRANT LIABILITY

On December 6, 2006, NeoMagic closed the sale and issuance of (i) 2,500,000 shares of its Common Stock, $.001 par value (the “ 2006 Shares”), and (ii) warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $5.20 per share (the “2006 Warrants”). The Company sold and issued the 2006 Shares and the 2006 Warrants for an aggregate offering price before deducting any expenses of $11,450,000. After deducting offering costs, net cash proceeds received by the Company were $10.5 million. The issuance and sale of the 2006 Shares and the 2006 Warrants was registered under a shelf Registration Statement on Form S-3, which was declared effective on October 31, 2006 (the “Primary S-3”).

The 2006 Warrants provide that each holder of a 2006 Warrant may exercise its 2006 Warrant for shares of Common Stock at an exercise price of $5.20 per share. No 2006 Warrant is exercisable until one year after its initial issuance, unless the Primary S-3 continues to be effective, in which case they can be exercised beginning six months after their initial issuance. Whether the Primary S-3 continues to be effective depends on whether the Company meets the eligibility requirements of Form S-3 with respect to primary offerings as of the time of filing its Form 10-K for the fiscal year ended January 28, 2007. The 2006 Warrants provide for adjustments to the exercise price and number of shares for which the 2006 Warrants may be exercised in certain circumstances, including stock splits, stock dividends, certain distributions, reclassifications and, subject to a minimum price of $4.58, dilutive issuances (i.e., price based anti-dilution adjustments).

The 2006 Warrants were classified as a liability in accordance with EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”). If the Primary S-3 continues to be effective, the Company would be obligated to net share or physically settle the contract only by delivering registered shares. Under EITF 00-19, if the Company must settle the contract by delivering registered shares, it is assumed that the Company will be required to net-cash settle the contract. As a result the 2006 Warrants are required to be classified as a liability. The fair value of the 2006 Warrants was estimated to be $5.7 million at the date of issue using the Black Scholes option pricing model with the following assumptions: risk-free interest rate of 4.53%; no dividend yield; an expected life of 5 years; and a volatility factor of 94.9%. The Company is required to revalue the 2006 Warrants at the end of each reporting period with the change in value reported on the statement of operations as a “change in fair value on revaluation of warrant liability” in the period in which the change occurred. For fiscal 2007, the Company recognized a gain on the change in fair value on revaluation of warrant liability of $1.8 million. Since the warrants are classified as a liability, the proceeds allocated to equity were the gross proceeds of $11,450,000 less the fair value of the warrants of $5,688,000 and less the offering costs allocated to the warrants of $273,000. The total offering costs of $974,000 were allocated between the 2006 Warrants and the common stock based on their respective fair values. Offering costs of $273,000 were allocated to the 2006 Warrants and reported as interest expense in the statement of operations for fiscal 2007.

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. COMMITMENTS AND CONTINGENCIES

Commitments

In May 1996, the Company moved its principal headquarters to a new facility in Santa Clara, California, under a non-cancelable operating lease that expired in April 2003. In January 1998, the Company entered into a second non-cancelable operating lease for an adjacent building, which became its new corporate headquarters. This lease had a co-terminus provision with the original lease that expired in April 2003. In March 2002, the Company extended the term for 45,000 square feet under this lease for another seven years with a termination date of April 2010. The Company leases offices in Israel and India under operating leases that expire September 2007 and December 2008, respectively. Future minimum lease payments under operating leases are as follows:

(in thousands)
Fiscal 2008*	$1,174
Fiscal 2009*	1,121
Fiscal 2010	1,100
Fiscal 2011	277
Fiscal 2012	—
Thereafter	—

Total minimum lease payments	$3,672

*	Net of sublease income for sub-leasing 10,000 square feet in the Company’s Santa Clara facility for a two-year period starting on March 15, 2005 for $12,000 per month and for a period of 19 months and 15 days starting on March 16, 2007 for $16,500 per month.

Net rent expense under operating leases was $1,074,000, $1,069,000 and $1,196,000 in fiscal 2007, 2006 and 2005, respectively.

12. SIGNIFICANT CUSTOMERS AND EXPORT SALES

Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States, and foreign manufacturers that sell to United States-based OEMs) accounted for 77%, 60% and 91% of product revenue in fiscal 2007, 2006 and 2005, respectively. The Company expects that export sales will continue to represent a significant portion of product revenue, although the Company cannot assure you that export sales as a percentage of product revenue will remain at current levels. All sales transactions were denominated in United States dollars. The following is a summary of the Company’s product revenue by major geographic area:

	Year Ended
	January 28, 2007	January 29, 2006	January 30, 2005
Japan	0%	5%	12%
Taiwan	33%	26%	47%
Hong Kong	0%	0%	25%
Korea	15%	0%	0%
Singapore	13%	4%	0%
United States	23%	40%	9%
England	13%	15%	7%
Sweden	3%	10%	0%

NEOMAGIC CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following customers accounted for more than 10% of product revenue:

	Year Ended
	January 28, 2007	January 29, 2006	January 30, 2005
Edom Technology Co.**	34%	21%	33%
Exadigm Inc.	*	32%	*
Premier Microelectronics Europe LTD**	12%	15%	*
Silicon Media, Inc.**	*	*	8%
ESS Technology International, Inc.	*	*	26%
Premier Components Distribution**	21%	*	*
Silicon Alliance Int.**	*	*	13%

*	represents less than 10% of product revenue
**	customer is a distributor

13. RELATED PARTY TRANSACTIONS

Paul Richman served as a member of the NeoMagic Board of Directors from April 2002 through December 2004. As of December 2004, Mr. Richman was no longer a related party. During this time, Mr. Richman also served as CEO of The Consortium for Technology Licensing, Ltd. (“The Consortium”). In April 2002, The Consortium began performing services for NeoMagic as its exclusive patent licensing agent. In conjunction with these services, Mr. Richman was reimbursed for the expenses he incurred and paid approximately $9,000 and $4,000 during fiscal years 2005 and 2004, respectively. Mr. Richman no longer serves as a Board member of the Company; however, NeoMagic continues to work with The Consortium as the Company’s exclusive patent licensing agent and completed a patent sale with The Consortium in April 2005 and a patent licensing agreement in September 2005 for which NeoMagic paid $3.8 million of fees to the Consortium, which is not a related party at this time.

14. CASH FLOW STATEMENT

Years Ended	January 28, 2007	January 29, 2006	January 30, 2005
	(in thousands)
Supplemental schedules of cash flow information Cash paid during the year for:
Interest	$124	$229	$146
Taxes paid	$29	$25	$21

During the fourth quarter of fiscal 2007, the Company entered into a new capital lease in the amount of $0.9 million, replacing an existing lease set to expire. During fiscal 2005, the Company entered into new capital lease agreements in the amount of $4.8 million. These new capital leases replaced two of the Company’s capital leases entered into in fiscal 2003 by adding additional software and extending the terms of the leases.

In December 2005, the Series B Convertible Preferred Stock was converted by the holder into 869,565 shares of the Company’s Common Stock.